EXHIBIT 10.2

EXECUTION COPY

THE BOEING COMPANY

FIVE-YEAR

CREDIT AGREEMENT

among

THE BOEING COMPANY

for itself and on behalf of its Subsidiaries,

as a Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

and

J.P.MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers

dated as of November 18, 2005

i

4.3	Financial Statement Terms	43
4.4	Waivers of Covenants	43

ARTICLE 5 CONDITIONS PRECEDENT TO BORROWINGS AND ISSUANCES

5.1	Conditions Precedent to the Initial Borrowing or Initial Issuance of TBC	43
5.2	Conditions Precedent to Each Committed Borrowing and Each Issuance of TBC	44
5.3	Conditions Precedent to Each Bid Borrowing of TBC	44
5.4	Conditions Precedent to the Initial Borrowing and Issuance of a Subsidiary Borrower	45
5.5	Conditions Precedent to Each Committed Borrowing or Issuance of a Subsidiary Borrower	45
5.6	Conditions Precedent to Each Bid Borrowing of a Subsidiary Borrower	46

ARTICLE 6 EVENTS OF DEFAULT

6.1	Events of Default	47
6.2	Lenders’ Rights upon Borrower Default	48
6.3	Actions in Respect of the Letters of Credit upon Borrower Default	49

ARTICLE 7 THE AGENT

7.1	Authorization and Action	50
7.2	Agent’s Reliance, Etc.	50
7.3	Citibank, N.A. and its Affiliates	51
7.4	Lender Credit Decision	51
7.5	Indemnification	51
7.6	Successor Agent	52
7.7	Certain Obligations May Be Performed by Affiliates	52
7.8	Other Agents	52

ARTICLE 8 MISCELLANEOUS

8.1	Modification, Consents and Waivers	52
8.2	Notices	54
8.3	Costs, Expenses and Taxes	55
8.4	Binding Effect	56
8.5	Severability	56
8.6	Governing Law	56
8.7	Headings	56
8.8	Execution in Counterparts	56
8.9	Right of Set-Off	56
8.10	Confidentiality	57
8.11	Agreement in Effect	57
8.12	No Liability of the Issuing Banks	57
8.13	Patriot Act Notice	57
8.14	Jurisdiction, Etc.	58

ii

Exhibit A-1	-	Committed Note
Exhibit A-2	-	Bid Note
Exhibit B-1	-	Notice of Committed Borrowing
Exhibit B-2	-	Notice of Bid Borrowing
Exhibit C	-	Request for Alteration
Exhibit D	-	Borrower Subsidiary Letter
Exhibit E	-	Extension Request
Exhibit F	-	Continuation Notice
Exhibit G	-	Opinion of Counsel of the Company
Exhibit H	-	Opinion of Counsel for Agent
Exhibit I	-	Opinion of in-house counsel to Subsidiary Borrower
Exhibit J	-	Guaranty of TBC
Exhibit K	-	Opinion of Counsel to TBC

Schedule I	-	Commitments

iii

CREDIT AGREEMENT

Dated as of November 18, 2005

THE BOEING COMPANY, a Delaware corporation (“TBC” or the “Company”), for itself and on behalf of the other BORROWERS (as defined below), the LENDERS (as defined below), CITIGROUP GLOBAL MARKETS INC. and J.P.MORGAN SECURITIES INC., as joint lead arrangers and joint book managers, JPMORGAN CHASE BANK, N.A., as syndication agent, and CITIBANK, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”), agree as follows:

ARTICLE 1

Definitions

1.1	Definitions. As used in this Agreement, the following terms have the respective meanings set out below:

“2003 Credit Agreement” means the Five-Year Credit Agreement, dated as of November 21, 2003, by and among TBC, Citibank, N.A., as administrative agent, and certain other banks as lenders.

“Advance” means a Committed Advance or a Bid Advance.

“Agent” means Citibank, N.A. acting in its capacity as administrative agent for the Lenders, or any successor administrative agent appointed pursuant to Section 7.6.

“Agent’s Account” means the account of the Agent maintained by the Agent with Citibank, N.A., at its office at 388 Greenwich Street, New York, New York 10013, Account 36852248, Attention: Bank Loan Syndications.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. (For purposes of this definition, the term “controls”, “controlling”, “controlled by” and “under common control with” mean, with respect to a Person, the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract, or otherwise.)

“Agreement” means this agreement, as it may be amended or otherwise modified from time to time, and any written additions or supplements hereto.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office, in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance, and, in the case of a Bid Advance, the office of such Lender specified by such Lender in a notice to the Agent as its Applicable Lending Office with respect to such Bid Advance.

Five-Year Credit Agreement

“Applicable Letter of Credit Commissions” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the rating of the long-term senior unsecured debt of TBC then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Letter of Credit Commission
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.125%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.165%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.255%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.335%
Level V	less than Level IV but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	0.465%
Level VI	less than Level V	0.600%

provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Letter of Credit Commission will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Letter of Credit Commission will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Letter of Credit Commission will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Letter of Credit Commission will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by TBC and approved in writing by the Majority Lenders, the Applicable Letter of Credit Commission for each period commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Letter of Credit Commission in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between TBC and the Majority Lenders, and TBC and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Letter of Credit Commission thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Letter of Credit Commission in effect immediately prior to such cessation or (b) otherwise, the Applicable Letter of Credit Commission as set forth under Level VI above.

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“Applicable Margin” means,

(i)	with respect to Base Rate Advances, 0% per annum; and

(ii)	with respect to Eurodollar Rate Advances for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the rating of the long-term senior unsecured debt of TBC then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Margin
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.050%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.090%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.180%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.260%
Level V	less than Level IV but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	0.390%
Level VI	less than Level V	0.450%

provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Margin will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Margin will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Margin will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Margin will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by TBC and approved in writing by the Majority Lenders, the Applicable Margin for each Interest Period or each other period commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Margin in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between TBC and the Majority Lenders, and TBC and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Margin thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Margin in effect immediately prior to such cessation or (b) otherwise, the Applicable Margin as set forth under Level VI above.

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“Applicable Percentage” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the rating of the long-term senior unsecured debt of TBC then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Percentage
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.050%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.060%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.070%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.090%
Level V	less than Level IV but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	0.110%
Level VI	less than Level V	0.150%

provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Percentage will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Percentage will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Percentage will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Percentage will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by TBC and approved in writing by the Majority Lenders, the Applicable Percentage for each Interest Period or each other period commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Percentage in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between TBC and the Majority Lenders, and TBC and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Percentage thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Percentage in effect immediately prior to such cessation or (b) otherwise, the Applicable Percentage as set forth under Level VI above.

“Applicable Utilization Fee” means, for any date that the aggregate principal amount of outstanding Advances exceed 50% of the aggregate Commitments, a fluctuating per annum rate equal to the

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then-applicable rate set forth in the pricing grid below, depending upon the rating of the long-term senior unsecured debt of TBC then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Utilization Fee
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.050%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.050%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.050%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.050%
Level V	less than Level IV but at least BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch	0.050%
Level VI	less than Level V	0.150%

provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Utilization Fee will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Utilization Fee will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Utilization Fee will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Utilization Fee will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by TBC and approved in writing by the Majority Lenders, the Applicable Utilization Fee for each Interest Period or each other period commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Utilization Fee in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between TBC and the Majority Lenders, and TBC and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Utilization Fee thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Utilization Fee in effect immediately prior to such cessation or (b) otherwise, the Applicable Utilization Fee as set forth under Level VI above.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

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“Available Commitments” means, as of any date of determination, (a) the aggregate Commitments of the Lenders, as such amount may be reduced, changed or terminated in accordance with the terms of this Agreement, reduced by (b) the aggregate Advances outstanding on such date of determination.

“Base Rate” means the higher of (a) the rate of interest announced publicly by Citibank, N.A., in New York City, from time to time, as Citibank’s “base” rate and (b) the Federal Funds Rate plus 0.50% per annum.

“Base Rate Advance” means a Committed Advance which bears interest at the Base Rate.

“Bid Advance” means an advance by a Lender to a Borrower as part of a Bid Borrowing resulting from the auction bidding procedure described in Section 2.6, and refers to a Fixed Rate Advance or a Eurodollar Rate Bid Advance, each of which shall be a “Type” of Bid Advance.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Advances from each of the Lenders whose offers to make one or more Bid Advances as part of such borrowing has been accepted by a Borrower under the auction bidding procedure described in Section 2.6.

“Bid Note” means a promissory note of a Borrower payable to the order of a Lender, in substantially the form of Exhibit A-2, evidencing the indebtedness of that Borrower to such Lender resulting from a Bid Advance made by such Lender to such Borrower.

“Borrower” means, individually and collectively, as the context requires, TBC and each Subsidiary Borrower (unless and until it becomes a “Terminated Subsidiary Borrower” pursuant to Section 2.22).

“Borrower Subsidiary Letter” means, with respect to any Subsidiary Borrower, a letter in the form of Exhibit D, signed by such Subsidiary Borrower and TBC.

“Borrowing” means a Committed Borrowing or a Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Commitment” means, for each Lender, the full amount set forth opposite the name of such Lender in Schedule I or, if such Lender is a Replacement Lender or a Lender that has entered into one or more assignments pursuant to Section 2.21 or 2.22, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 2.21(d), as such amount may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20.

“Committed Advance” means an advance made by a Lender to a Borrower as part of a Committed Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Committed Advance, each of which is a “Type” of Committed Advance.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Advances of the same Type made by each of the Lenders pursuant to Section 2.1 or Section 2.3.

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“Committed Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1, evidencing the indebtedness of that Borrower to such Lender resulting from the Committed Advances made by such Lender to that Borrower.

“Company” means The Boeing Company, a Delaware corporation.

“Confidential Information” means information that a Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than a Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after, deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continuing Lender” has the meaning specified in Section 2.22(a).

“Convert”, “Conversion” and “Converted” each means a conversion of Committed Advances of one Type into Committed Advances of another Type pursuant to Section 2.11, 2.12 or 2.16.

“Debt” of a Person means

(i)	indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii)	financial obligations evidenced by bonds, debentures, notes or other similar instruments,

(iii)	financial obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and

(iv)	obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kind referred to in clauses (i) through (iii) above.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Domestic Lending Office” means with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I, or in the assignment or other agreement pursuant to which it became a Lender or such other office of such Lender as such Lender may from time to time specify to TBC and the Agent.

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“Effective Date” has the meaning specified in Section 2.20(d).

“Eligible Assignee” means

(i)	a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus in excess of $3,000,000,000;

(ii)	a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus in excess of $3,000,000,000, provided that such bank is acting through a branch or agency located in either (a) the country in which it is organized or (b) another country which is also a member of the OECD or the Cayman Islands;

(iii)	the central bank of any country which is a member of the OECD;

(iv)	any Lender;

(v)	an Affiliate of any Lender; or

(vi)	any other Person approved in writing, so long as no Event of Default has occurred and is continuing, by TBC, which approval has been communicated in writing to the Agent, and approved by each Issuing Bank, provided that neither TBC nor an Affiliate of TBC shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, (a) the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I (or, if no such office is specified, its Domestic Lending Office) or in the assignment or other agreement pursuant to which it became a Lender or (b) such other office of such Lender as such Lender may from time to time specify to TBC and the Agent.

“Eurodollar Rate” means, for an Interest Period for a Eurodollar Rate Committed Advance constituting part of a Committed Borrowing, and for the relevant period specified in the applicable Notice of Bid Borrowing for a Eurodollar Rate Bid Advance, an interest rate per annum equal to either

(a)	the offered rate (rounded to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) for deposits in U.S. dollars for a period substantially equal to such Interest Period (if a Committed Advance) or such relevant period specified in the applicable Notice of Bid Borrowing (if a Bid Advance), appearing on Telerate Markets Page 3750 (or any successor page or, if unavailable for any reason by Telerate, then by reference to Reuters Screen) as of 11:00 a.m. (London time) two business days before the first day of such Interest Period or the first day of the relevant period specified in such Notice of Bid Borrowing; or

(b)	if the foregoing rate is unavailable from Telerate or the Reuters Screen for any reason, the average (rounded to the nearest whole multiple of 1/16 of 1% per annum, if such average

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is not such a multiple) of the rates per annum are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at 11:00 a.m. (London time) on deposits in U.S. dollars two Business Days before the first day of such Interest Period or the first day of such relevant period specified in the Notice of Bid Borrowing

(i)	for such Eurodollar Committed Advance, on an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance constituting part of such Committed Borrowing and for a period equal to such Interest Period, or

(ii)	for such Eurodollar Rate Bid Advance, on an amount substantially equal to the amount of the Eurodollar Rate Bid Borrowing which includes such Bid Advance multiplied by a fraction equal to such Reference Bank’s Ratable Share of the Commitments and for a period equal to the relevant period specified in such Notice of Bid Borrowing.

The Eurodollar Rate for any Interest Period for each Eurodollar Rate Committed Advance constituting part of the same Borrowing and for the relevant period specified in a Notice of Bid Borrowing for each Eurodollar Rate Bid Advance shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period or period, as the case may be, subject, however, to the provisions of Section 2.11.

“Eurodollar Rate Advance” means a Committed Advance (a “Eurodollar Rate Committed Advance”) or a Bid Advance (a “Eurodollar Rate Bid Advance”) which bears interest at a rate of interest quoted as a margin (which shall be the Applicable Margin in the case of a Committed Advance or as offered by a Lender and accepted by a Borrower in the case of a Bid Advance) over the Eurodollar Rate.

“Eurodollar Rate Bid Borrowing” has the meaning specified in Section 2.6(b).

“Eurodollar Rate Reserve Percentage” means the reserve percentage applicable to a Lender for any Interest Period for a Eurodollar Rate Advance during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” means any of the events described in Section 6.1.

“Extension Request” has the meaning specified in Section 2.22.

“Facility Fee” has the meaning specified in Section 2.8.

“Federal Funds Rate” means, for each day during a period, an interest rate per annum equal to the weighted average of the fluctuating rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or,

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if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc.

“Fixed Rate Advance” means an Advance made by a Lender to a Borrower as part of a Fixed Rate Borrowing.

“Fixed Rate Borrowing” has the meaning specified in Section 2.6(b).

“Guaranty” means each Guaranty Agreement executed by TBC in favor of the Agent and the Lenders, unconditionally guaranteeing the payment of all obligations of a Subsidiary Borrower hereunder and under any Notes executed or to be executed by it.

“Indemnified Costs” has the meaning specified in Section 7.5.

“Indemnified Party has the meaning specified in Section 8.3(b).

“Interest Period” means, for each Eurodollar Rate Committed Advance constituting part of the same Borrowing, the period commencing on the date of such Committed Advance or the date of the Conversion of a Base Rate Advance into such a Eurodollar Rate Committed Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months (or nine months, with the consent of all Lenders funding those particular Advances), as the applicable Borrower may, upon notice received by the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select, provided, however, that:

(i)	no Interest Period shall end on a date later than the Termination Date;

(ii)	Interest Periods commencing on the same date for Committed Advances constituting part of the same Committed Borrowing shall be of the same duration; and

(iii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of the Interest Period shall occur on the immediately preceding Business Day.

“Issuing Bank” means any Lender that has issued a Letter of Credit pursuant to Section 2.3.

“L/C Cash Deposit Account” means a cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.4(b)(i).

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“Lender”, subject to Section 2.21, means any of the institutions that is a signatory hereto or that, pursuant to Section 2.14, 2.20, 2.21 or 2.22, becomes a “Lender” hereunder.

“Letter of Credit” has the meaning specified in Section 2.3(a).

“Letter of Credit Agreement” has the meaning specified in Section 2.3(d).

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $500,000,000 and (b) the aggregate amount of the Commitments, as such amount may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20.

“Loan Document” means this Agreement, the Notes and the other L/C Related Documents.

“Majority Lenders” means Lenders having greater than 50% of the total Commitments or, if the Commitments have been terminated in full, Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Extending Lender” has the meaning specified in Section 2.22(a).

“Note” means a Committed Note or a Bid Note.

“Notice of Bid Borrowing” has the meaning specified in Section 2.6(b).

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Bid Borrowing.

“Notice of Committed Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Issuance” has the meaning specified in Section 2.3(d).

“OECD” means the Organization for Economic Cooperation and Development.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Property, Plant and Equipment” means any item of real property, or any interest therein, buildings, improvements and machinery.

“Proposed Increased Commitment” has the meaning specified in Section 2.20(c).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Reference Banks” means JPMorgan Chase Bank, N.A., Citibank, N.A., [Bank of America, N.A., and Deutsche Bank AG].

“Register” has the meaning specified in Section 2.21(d).

“Replacement Lenders” has the meaning specified in Section 2.22(c).

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“Request for Alteration” means a document substantially in the form of Exhibit C, duly executed by TBC, pursuant to Section 2.20.

“Required Assignment” has the meaning specified in Section 2.21(a).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means any Person in which more than 50% of the Voting Stock or the interest in the capital or profits is owned by TBC, by TBC and any one or more other Subsidiaries, or by any one or more other Subsidiaries.

“Subsidiary Borrower” means, individually and collectively, as the context requires, each Subsidiary that is or becomes a “Borrower” in accordance with Section 2.23; in each case, unless and until it becomes a “Terminated Subsidiary Borrower”.

“TBC” means The Boeing Company, a Delaware corporation.

“Terminated Subsidiary Borrower” means, individually and collectively, as the context requires, a Subsidiary Borrower that has ceased to be a “Borrower” in accordance with Section 2.23.

“Termination Date” means the earlier to occur of (i) November 18, 2010, as such date may be extended from time to time pursuant to Section 2.22, and (ii) the date of termination in whole of the Commitments pursuant to Section 2.9 or Section 6.2.

“Total Capital” has the meaning specified in Section 4.2(b).

“Type”, as to Committed Borrowings, means either Base Rate Advances or Eurodollar Rate Committed Advances and, as to Bid Borrowings, means either Fixed Rate Advances or Eurodollar Rate Bid Advances.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Committed Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate principal amount of all Bid Advances outstanding at such time plus (iii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“Voting Stock” means, as to a corporation, all the issued and outstanding capital stock of such corporation having general voting power, under ordinary circumstances, to elect a majority of the Board of Directors of such corporation (irrespective of whether or not any capital stock of any other class or classes shall or might have voting power upon the occurrence of any contingency).

1.2	Use of Defined Terms; References. Any defined term used in the plural preceded by the definite article encompasses all members of the relevant class. Any defined term used in the singular preceded by “a”, “an” or “any” indicates any number of the members of the relevant class. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a Section, Article, Schedule or Exhibit of or to this Agreement, unless otherwise indicated.

1.3	Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied.

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ARTICLE 2

Amounts and Terms of the Advances and Letters of Credit

2.1	Committed Advances.

(a)	Obligation to Make Committed Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Committed Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date of such Lender in a principal amount not to exceed such Lender’s Unused Commitment.

(b)	Amount of Committed Advances. Each Committed Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)	Type of Committed Advances. Each Committed Borrowing shall consist of Committed Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrowers may from time to time borrow, prepay pursuant to Section 2.13, and reborrow under this Section 2.1 and Section 2.2.

2.2	Making Committed Advances.

(a)	Notice of Committed Borrowing. Each Committed Borrowing shall be made on notice, given by a Borrower to the Agent not later than 11:00 a.m. (New York City time) on the day of the proposed Committed Borrowing in the case of a Base Rate Borrowing and on the third Business Day prior to the date of the proposed Committed Borrowing in the case of a Eurodollar Rate Borrowing (a “Notice of Committed Borrowing”). Each such Notice of Committed Borrowing shall be in substantially the form of Exhibit B-l, specifying the requested

(i)	date of such Committed Borrowing,

(ii)	Type of Committed Advances constituting such Committed Borrowing,

(iii)	aggregate amount of such Committed Borrowing, and

(iv)	in the case of a Committed Borrowing composed of Eurodollar Rate Advances, the initial Interest Period for each such Committed Advance, which Interest Period may be 1, 2, 3 or 6 months, at the option of the Borrower, or, if acceptable to all the Lenders, 9 months.

Every Notice of Committed Borrowing given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that proposed Committed Borrowing. Upon receipt of a Notice of Committed Borrowing, the Agent shall promptly give notice to each Lender thereof.

(b)	Funding Committed Advances. Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Committed Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 5, the Agent will make such funds available to the relevant Borrower at an account specified by such Borrower.

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(c)	Irrevocable Notice. Each Notice of Committed Borrowing shall be irrevocable and binding. In the case of any Committed Borrowing that the related Notice of Committed Borrowing specifies is to be composed of Eurodollar Rate Advances, the Borrower requesting such Committed Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender on account of any failure to fulfill on or before the date specified for such Committed Borrowing in such Notice of Committed Borrowing the applicable conditions set forth in Article 5, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Committed Advance to be made by such Lender as part of such Committed Borrowing when such Committed Advance, as a result of such failure, is not made on such date.

(d)	Lender’s Ratable Portion. Unless the Agent has received notice from a Lender prior to 1:00 p.m. (New York City time) on the day of any Committed Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Committed Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Committed Borrowing in accordance with subsection (b) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that a Lender has not so made such ratable portion available to the Agent, such Lender and such Borrower shall severally repay to the Agent forthwith on demand an amount that in the aggregate equals such corresponding amount together with interest thereon for each day from the date such amount is made available by the Agent to such Borrower until the date such amount is repaid to the Agent, at

(i)	in the case of such Borrower, the interest rate applicable at the time to Committed Advances constituting such Committed Borrowing, and

(ii)	in the case of such Lender, the Federal Funds Rate.

If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Committed Advance as part of such Committed Borrowing for purposes of this Agreement.

(e)	Independent Lender Obligations. The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.

2.3	Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)	Request for Issuance. Any Borrower may request any Lender to issue, and any Lender may, if in its sole discretion it elects to do so, on the terms and conditions hereinafter set forth, issue letters of credit (each, a “Letter of Credit”) for the account of the Borrowers from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date

(i)	in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, and

(ii)	in an amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time.

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(b)	Amount of Letters of Credit. Each Letter of Credit shall be in an amount of $1,000,000 or more.

(c)	Duration of Letters of Credit. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 30 days prior to the Termination Date, provided that if the Termination Date shall have been extended pursuant to Section 2.22 with respect to some but not all of the Lenders, the Available Amount of Letters of Credit with expiry dates after any Termination Date applicable to any Non-Extending Lenders will not exceed the portion of the Commitments attributable to the Lenders with respect to which the Termination Date shall have been extended. Within the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.3, repay any Advances resulting from drawings thereunder pursuant to Section 2.3(f) and request the issuance of additional Letters of Credit under this Section 2.3. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

(d)	Notice of Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested

(i)	date of such issuance (which shall be a Business Day),

(ii)	Available Amount of such Letter of Credit,

(iii)	expiration date of such Letter of Credit (which shall not be later than 30 days prior to the Termination Date),

(iv)	name and address of the beneficiary of such Letter of Credit and

(v)	form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).

Every Notice of Issuance given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that proposed Letter of Credit.

If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank may, upon fulfillment of the applicable conditions set forth in Article 5, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 8.2 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(e)	Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby

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acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Commitment may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20 or otherwise amended pursuant to this Agreement.

(f)	Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Committed Advance, which shall be a Base Rate Advance in the amount of such draft . Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written demand by such Issuing Bank made to the Agent, with a copy of such demand to the Company, and the Agent’s prompt notice thereof to each Lender, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Committed Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Committed Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Committed Advance on

(i)	the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or

(ii)	the first Business Day next succeeding such demand if notice of such demand is given after such time.

If and to the extent that any Lender shall not have so made the amount of such Committed Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent

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such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Committed Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Committed Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(g)	Letter of Credit Reports. Each Issuing Bank shall furnish

(i)	to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and

(ii)	to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(h)	Failure to Make Advances. The failure of any Lender to make the Committed Advance to be made by it on the date specified in Section 2.3(e) shall not relieve any other Lender of its obligation hereunder to make its Committed Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on such date.

2.4	Repayment.

(a)	Committed Advances. The Borrowers shall repay to the Agent for the ratable accounts of the Lenders on the Termination Date the unpaid principal amount of the Committed Advances then outstanding.

(b)	Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, to repay any Committed Advance that results from payment of a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i)	any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)	any change in the time, manner or place of payment of any Letter of Credit;

(iii)	the existence of any claim, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

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(iv)	any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v)	payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

2.5	Interest Rate on Committed Advances. Each Borrower shall pay interest on the unpaid principal amount of each of its Committed Advances from the date of such Committed Advance until such principal amount is paid in full, at the following rates per annum:

(i)	during each period in which such Committed Advance is a Base Rate Advance, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin plus the Applicable Utilization Fee, if any, payable quarterly in arrears on the first day of each January, April, July and October and on the Termination Date, and

(ii)	during each period in which such Committed Advance is a Eurodollar Rate Advance, at a rate per annum equal at all times during each relevant Interest Period for such Committed Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin plus the Applicable Utilization Fee, if any, payable on the last day of each such Interest Period, and if such Interest Period has a duration of more than three months, quarterly on each day during such Interest Period that is three months from either (A) the first day of such Interest Period or (B) the last such interest payment date and on the date such Committed Advance is Converted or paid in full;

provided that in the event and during the continuance of an Event of Default (x) the Applicable Margin shall immediately increase by 1.0% above the Applicable Margin then in effect, and, in the case of a Eurodollar Rate Advance, such Advance shall automatically convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance and (y) to the fullest extent permitted by law, the Borrower shall pay interest on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% above the Base Rate.

2.6	Bid Advances.

(a)	Bid Advances Impact on Commitments. The Borrowers may make Bid Borrowings from time to time on any Business Day during the period from the date hereof until the Termination Date in the manner set forth below, provided that, following the making of each Bid Borrowing, the aggregate amount of the Advances then outstanding plus the Available Amount of the Letters of Credit then outstanding shall not exceed the aggregate amount of the Commitments of the

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Lenders. As provided in the definition of “Unused Commitment”, the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Bid Advances then outstanding, and such deemed use of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments; provided, however, that any Lender’s Bid Advances shall not otherwise reduce that Lender’s obligation to lend its pro rata share of the remaining Available Commitments.

(b)	Notice of Bid Borrowing. Any Borrower may request a Bid Borrowing by delivering to the Agent a notice of a Bid Borrowing (a “Notice of Bid Borrowing”), in substantially the form of Exhibit B-2, specifying the following:

(i)	the date and aggregate amount of the proposed Bid Borrowing,

(ii)	the maturity date for repayment of each Bid Advance to be made as part of such Bid Borrowing, which maturity date

(A)	may not be later than 5 Business Days prior to the Termination Date, but may otherwise be 7 days or more from the date of such requested Bid Advance if the Borrower specifies in the Notice of Bid Borrowing that the rates of interest to be offered by the Lenders will be fixed rates per annum (a “Fixed Rate Borrowing”), and

(B)	shall be either 1, 2, 3, 6 or 9 months from the date of such Bid Borrowing if the Borrower specifies in the Notice of Bid Borrowing that such Bid Borrowing is to consist of Eurodollar Rate Bid Advances (a “Eurodollar Rate Bid Borrowing”),

(iii)	the interest payment date or dates relating thereto, and

(iv)	any other terms to be applicable to such Bid Borrowing.

A Borrower requesting a Bid Borrowing shall deliver a Notice of Bid Borrowing to the Agent not later than 11:00 a.m. (New York City time) (A) at least one Business Day prior to the date of the proposed Bid Borrowing if the proposed Bid Borrowing is to be a Fixed Rate Borrowing, and (B) at least four Business Days prior to the date of the proposed Bid Borrowing, if the proposed Bid Borrowing is to be a Eurodollar Rate Bid Borrowing. Every Notice of Bid Borrowing given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that proposed Bid Borrowing. The Agent shall in turn promptly notify each Lender of each request for a Bid Borrowing by sending such Lender a copy of the related Notice of Bid Borrowing.

(c)	Discretion as to Bid Advances. Each Lender may, in its sole discretion, elect to irrevocably offer to make one or more Bid Advances to the applicable Borrower as part of such proposed Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion (each such rate of interest to be a fixed rate if the Borrower requested Fixed Rate Advances or a margin over the Eurodollar Rate if the Borrower requested Eurodollar Rate Bid Advances), by notifying the Agent (which shall give prompt notice thereof to the Company and such Borrower), before 10:00 a.m. (New York City time) (A) on the date of such proposed Bid Borrowing, if the proposed Bid Borrowing is to be a Fixed Rate Borrowing and (B) three Business Days before the date of such proposed Bid Borrowing, in the case of a Notice of Bid Borrowing is to be a Eurodollar Rate Bid Borrowing. In such notice the Lender shall specify the following:

(i)	the minimum amount and maximum amount of each Bid Advance which such Lender would be willing to make as part of such proposed Bid Borrowing (which amounts may, subject to the first proviso in this Section 2.6(a), exceed such Lender’s Commitment),

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(ii)	the rate or rates of interest therefor (specified as stated in this paragraph (c)), and

(iii)	such Lender’s Applicable Lending Office with respect to such Bid Advance;

provided that if the Agent in its capacity as a Lender, in its sole discretion, elects to make any such offer, it shall notify such Borrower and the Company of such offer before 9:30 a.m. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If, by 10:00 a.m. (New York City time) on the date on which notice of a Lender’s election under this Section 2.6(c) is to be made, the Agent fails to receive, at its address specified in Section 8.2, a notice from a Lender provided for in this Section 2.6(c), the Agent may conclusively presume that such Lender has elected not to offer to make any Bid Advances to such Borrower with respect to the related Notice of Bid Borrowing.

(d)	Borrower Selection of Lender Bids. The Borrower proposing the Bid Borrowing shall, in turn, (A) before 11:00 a.m. (New York City time) on the date of such proposed Bid Borrowing, in the case of a proposed Bid Borrowing to be a Fixed Rate Borrowing, and (B) before 12:00 noon (New York City time) three Business Days before the date of such proposed Bid Borrowing, in the case of a proposed Bid Borrowing to be a Eurodollar Rate Bid Borrowing, either:

(i)	cancel such Bid Borrowing by giving the Agent notice to that effect, or

(ii)	accept, in its sole discretion, one or more of the offers made by a Lender or Lenders pursuant to Section 2.6(c), by giving notice to the Agent of the amount of each Bid Advance (which amount shall be equal to or greater than the minimum amount and equal to or less than the maximum amount, notified to such Borrower by the Agent on behalf of such Lender for such Bid Advance pursuant to Section 2.6(c)) to be made by each Lender as part of such Bid Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.6(c) by giving the Agent notice to that effect; provided that offers will be accepted, if at all, in order of lowest to highest interest rates, and, if two or more Lenders bid at the same rate, the Bid Borrowing with respect to such rate will be allocated among such Lenders in proportion to the amount bid by each such Lender.

If the Borrower proposing the Bid Borrowing notifies the Agent that such Bid Borrowing is canceled pursuant to Section 2.6(d)(i), the Agent shall give prompt notice thereof to the Lenders and such Bid Borrowing shall not be made.

(e)	Bid Borrowing. If the Borrower proposing the Bid Borrowing accepts one or more of the offers made by a Lender or Lenders pursuant to Section 2.6(d)(ii), the Agent shall in turn promptly

(i)	notify each Lender that has made an offer as described in Section 2.6(c), of the date and aggregate amount of such Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.6(c) have been accepted by such Borrower,

(ii)	notify each Lender that is to make a Bid Advance, as part of such Bid Borrowing, of the amount of each Bid Advance to be made by such Lender as part of such Bid Borrowing, and

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(iii)	upon satisfaction of the conditions set forth in 5.3 or 5.6, as applicable, notify each Lender that is to make a Bid Advance as part of such Bid Borrowing that the applicable conditions set forth in Article 5 appear to have been satisfied.

When each Lender that is to make a Bid Advance as part of such Bid Borrowing has received notice from the Agent pursuant to clause (iii) of the preceding sentence, such Lender shall, before 1:00 p.m. (New York City time) on the date of such Bid Borrowing specified in the notice received from the Agent pursuant to clause (i) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account such Lender’s portion of such Bid Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article 5 and after receipt by the Agent of such funds, the Agent will make such funds available to the relevant Borrower at an account specified by such Borrower. Promptly after each Bid Borrowing the Agent shall notify each Lender of the amount and tenor of the Bid Borrowing.

(f)	If the Borrower proposing such Bid Borrowing notifies the Agent pursuant to Section 2.6(d)(ii) above that it accepts one or more of the offers made by any Lender or Lenders, such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Bid Borrowing for such Bid Borrowing the applicable conditions set forth in Article 5, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Bid Advance to be made by such Lender as part of such Bid Borrowing when such Bid Advance, as a result of such failure, is not made on such date.

(g)	Amount of Bid Borrowings. Each Notice of Bid Borrowing shall request an aggregate amount of Bid Advances not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, provided that a Borrower may accept offers aggregating less than $10,000,000 and offers which are not an integral multiple of $1,000,000, and provided further that, as provided in Section 2.6(a), following the making of each Bid Borrowing, the aggregate amount of the Advances then outstanding plus the Available Amount of the Letters of Credit then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders. Within the limits and on the conditions set forth in this Section 2.6, the Borrowers may from time to time borrow under this Section 2.6, repay pursuant to Section 2.6(g), and reborrow under this Section 2.6, provided that a Bid Borrowing shall not be made within three Business Days of the date of any other Bid Borrowing.

(h)	Repayment of Bid Advances. On the maturity date of each Bid Advance specified by the relevant Borrower for repayment of such Bid Advance in the related Notice of Bid Borrowing, the Borrower shall repay to the Agent for the account of the Lender which has made such Bid Advance the then unpaid principal amount of such Bid Advance. The Borrowers shall have no right to prepay any principal amount of any Bid Advance without the consent of the Lender which extended such Bid Advance.

(i)	Interest on Bid Advances; Bid Notes. The relevant Borrower shall pay interest on the unpaid principal amount of each Bid Advance, from the date of such Bid Advance to the date the principal amount of such Bid Advance is repaid in full, at the fixed rate of interest specified by the Lender making such Fixed Rate Advance in its notice with respect thereto delivered pursuant to Section 2.6(c) or, in the case of a Eurodollar Rate Bid Advance, the margin specified by the Lender making such Bid Advance in its notice with respect thereto plus the Eurodollar Rate determined with respect to such Bid Borrowing pursuant to Section 2.11, payable on the interest

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payment date or dates specified by the Borrower for such Bid Advance in the related Notice of Bid Borrowing. Upon the occurrence and during the continuance of an Event of Default, the applicable Borrower shall pay interest on the amount of unpaid principal of and interest on each Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Bid Advance under the terms of the Bid Note evidencing such Bid Advance unless otherwise agreed in such Bid Note. The indebtedness of the applicable Borrower resulting from each Bid Advance made to the Borrower as part of a Bid Borrowing shall be evidenced by a separate Bid Note of such Borrower payable to the order of the Lender making such Bid Advance, which Bid Note shall be returned to the Borrower upon payment in full of such Bid Advance.

2.7	Lender Assignment or Sale. Any Lender may, without the prior written consent of the Borrowers, sell or assign all or any part of such Lender’s rights in any or all of the Bid Advances made by such Lender or in the Bid Notes in connection with such Bid Advances as a participation, provided, however, that

(i)	any such sale or assignment shall not require any Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Advances or the Notes under the blue sky laws of any state, and the selling or assigning Lender shall otherwise comply with all federal and state securities laws applicable to such transaction,

(ii)	no purchaser or assignee in such a transaction shall thereby become a “Lender” for any purpose under this Agreement,

(iii)	such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers) shall remain unchanged,

(iv)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

(v)	the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

2.8	Fees and Commissions.

(a)	Facility Fees. TBC agrees to pay to the Agent for the account of each Lender a facility fee (“Facility Fee”) on such Lender’s Commitment, without regard to usage. The Facility Fee shall be payable for the periods from the date hereof in the case of each Lender named in Schedule I, and from the effective date on which any other Lender becomes party hereto, until the Termination Date (or such earlier date on which such Lender ceases to be a party hereto) at the rate per annum equal to the Applicable Percentage in effect from time to time. Facility Fees shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the term of this Agreement and on the Termination Date. The amount of the Facility Fee payable on January 1, 2006 and on the Termination Date shall be prorated based on the actual number of days elapsed either since the date hereof (in the case of the January 1, 2006 payment) or since the date on which the last payment in respect of the Facility Fee was made (in the case of the payment made on the Termination Date).

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(b)	Letter of Credit Commissions.

(i)	Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Letter of Credit Commission in effect from time to time during such calendar quarter, payable in arrears quarterly each January 1, April 1, July 1 and October 1 during the term of this Agreement, and on and after the Termination Date, payable upon demand.

(ii)	Each Borrower shall pay to each Issuing Bank for its own account such reasonable fees as may from time to time be agreed in writing between TBC and such Issuing Bank.

2.9	Reduction of the Commitments. TBC shall have the right, upon at least 3 Business Days’ notice to the Agent, to permanently terminate in whole or permanently reduce ratably in part the Unused Commitments, provided that each partial reduction shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.10	Additional Interest on Eurodollar Rate Committed Advances. Each Borrower shall pay to each Lender, so long as such Lender is required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Committed Advance of such Lender to such Borrower, from the date of such Committed Advance until such principal amount is paid in full, at an interest rate per annum for each Interest Period equal to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Committed Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Committed Advance. Such additional interest shall be determined by such Lender and notified to the relevant Borrowers through the Agent.

2.11	Eurodollar Interest Rate Determination.

(a)	Methods to Determine Eurodollar Rate. The Agent shall determine the Eurodollar Rate for each Eurodollar Rate Advance by using the methods described in the definition of the term “Eurodollar Rate,” and shall give prompt notice to the relevant Borrowers and the Lenders of each such Eurodollar Rate.

(b)	Role of Reference Banks. In the event the Eurodollar Rate cannot be determined by the first method described in the definition of “Eurodollar Rate,” each Reference Bank shall furnish to the Agent timely information for the purpose of determining the Eurodollar Rate in accordance with the second method described therein. If any one or more of the Reference Banks does not furnish such timely information to the Agent for the purpose of determining a Eurodollar Rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. In the event the rate cannot be determined by either of the methods described in the definition of “Eurodollar Rate,” then:

(i)	the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)	each such Advance, if a Committed Advance, will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if the Borrower was attempting to Convert a Base Rate Advance into a Eurodollar Rate Committed Advance, such Advance will continue as a Base Rate Advance), and

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(iii)	the obligation of the Lenders to make Eurodollar Rate Bid Advances, or to make, or to Convert Base Rate Advances into, Eurodollar Rate Committed Advances shall be suspended until the Agent notifies the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(c)	Inadequate Eurodollar Rate. If, with respect to any Eurodollar Rate Committed Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Committed Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Committed Advances for such Interest Period, the Agent shall forthwith so notify the relevant Borrowers and the Lenders, whereupon

(i)	each such Eurodollar Rate Committed Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)	the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurodollar Rate Committed Advances shall be suspended until the Agent notifies the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(d)	Absence of an Interest Period on a Eurodollar Rate Committed Advance. If a Borrower fails to select the duration of an Interest Period for a Eurodollar Rate Committed Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Agent will forthwith so notify the Borrower and the Lenders and such Committed Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

2.12	Voluntary Conversion of Committed Advances. Subject to the provisions of Sections 2.11 and 2.16, any Borrower may Convert all such Borrower’s Committed Advances of one Type constituting the same Committed Borrowing into Advances of the other Type on any Business Day, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a Eurodollar Rate Committed Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Committed Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)	the date of such Conversion,

(ii)	the Committed Advances to be Converted, and

(iii)	if such Conversion is into Eurodollar Rate Committed Advances, the duration of the Interest Period for each such Committed Advance.

2.13	Prepayments. Any Borrower shall have the right at any time and from time to time, upon prior written notice from such Borrower to the Agent, to prepay its outstanding principal obligations with respect to its Committed Advances in whole or ratably in part (except as provided in Section 2.16 or 2.20), provided that every notice of prepayment given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that prepayment. Such prepaying Borrower may be obligated to make certain prepayments of obligations with respect to one or more Committed Advances subject to and in accordance with this Section 2.13.

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(a)	Base Rate Borrowings Prepayments. With respect to Base Rate Borrowings, such prepayment shall be without premium or penalty, upon notice given to the Agent, and shall be made not later than 11:00 a.m. (New York City time) on the date of such prepayment. The Borrower shall designate in such notice the amount and date of such prepayment. Accrued interest on the amount so prepaid shall be payable on the first Business Day of the calendar quarter next following the prepayment. The minimum amount of Base Rate Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Base Rate Advances then outstanding for that Borrower.

(b)	Eurodollar Rate Committed Borrowings Prepayments. With respect to Eurodollar Rate Committed Borrowings, such prepayment shall be made on at least 3 Business Days’ prior written notice to the Agent not later than 11:00 a.m. (New York City time), and if such notice is given the applicable Borrower shall prepay the outstanding principal amount of the Committed Advances constituting part of the same Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. The minimum amount of Eurodollar Rate Committed Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Eurodollar Rate Committed Advances then outstanding for that Borrower.

(c)	Additional Prepayment Payments. The prepaying Borrower shall, on the date of the prepayment of any Eurodollar Rate Committed Advances, pay to the Agent for the account of each Lender interest accrued to such date of prepayment on the principal amount prepaid plus, in the case only of a prepayment on any date which is not the last day of an applicable Eurodollar Interest Period, any amounts which may be required to compensate such Lender for any losses or out-of-pocket costs or expenses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds, but excluding loss of anticipated profits) incurred by such Lender as a result of such prepayment, provided that such Lender shall exercise reasonable efforts to minimize any such losses, costs and expenses.

(d)	Eurodollar Rate Committed Advance Prepayment Expense. If, due to the acceleration of any of the Committed Advances pursuant to Section 6.2(b), an assignment, repayment or prepayment under Section 2.20, 2.21 or 2.22 or otherwise, any Lender receives payment of its portion of, or is subject to any Conversion from, any Eurodollar Rate Committed Advance on any day other than the last day of an Interest Period with respect to such Committed Advance, the relevant Borrowers shall pay to the Agent for the account of such Lender any amounts which may be payable to such Lender by such Borrower by reason of payment on such day as provided in Section 2.13(c).

2.14	Increases in Costs.

(a)	Costs from Law or Authorities. If, due to either

(1)	the introduction of, or any change (other than, in the case of Eurodollar Rate Borrowings, a change by way of imposition or an increase of reserve requirements described in Section 2.10) in, or new interpretation of, any law or regulation effective at any time and from time to time on or after the date hereof, or

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(2)	the compliance with any guideline or the request from or by any central bank or other governmental authority (whether or not having the force of law), there is an increase in the cost incurred by a Lender in agreeing to make or making, funding or maintaining any Eurodollar Rate Committed Advance or Eurodollar Rate Bid Advance then or at any time thereafter outstanding or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.14 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office (or any political subdivision thereof), then TBC shall from time to time, upon demand of such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender such amounts as are required to compensate such Lender for such increased cost, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such increased cost and provided further that the Borrowers shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to the amount of such increase in cost, submitted to the relevant Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes under this Section 2.14(a), absent manifest error.

(b)	Increased Capital Requirements. If any Lender determines that compliance with any law or regulation or any guidelines or request from any central bank or other governmental authority (whether or not having the force of law) which is enacted, adopted or issued at any time and from time to time after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender (or any corporation controlling such Lender) and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such compensation payable by the Borrowers hereunder and provided further that the Borrowers shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to such amounts submitted to the relevant Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)	Borrower Rights Upon Cost Increases. Upon receipt of notice from any Lender claiming compensation pursuant to this Section 2.14 or Section 2.15 and as long as no Default has occurred and is continuing, TBC shall have the right, on or before the 30th day after the date of receipt of any such notice,

(i)	to arrange for one or more Lenders or other commercial banks to assume the Commitment of such Lender; subject, however, to payment to the Agent by the assignor or the assignee of a processing and recording fee of $3,500, in the event the assuming lender is not a Lender; or

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(ii)	to arrange for the Commitment of such Lender to be terminated and all Committed Advances owed to such Lender to be prepaid;

and, in either case, subject to payment in full of all principal, accrued and unpaid interest, fees, commissions and other amounts payable under this Agreement and then owing to such Lender immediately prior to the assignment or termination of the Commitment of such Lender.

2.15	Taxes.

(a)	Exclusion and Inclusion of Taxes. Any and all payments by each Borrower hereunder or with respect to any Advances or under any Notes shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income ( and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or with respect to any Advances or under any Notes, hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect to any sum payable hereunder or with respect to any Advances or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	Payment of Other Taxes. In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges, or levies that arise from any payment made hereunder or with respect to any Advances and under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Notes ( “Other Taxes”).

(c)	Indemnification as to Taxes. Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.15, imposed on or paid by such Lender or the Agent (as the case may be) and any liability ( including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)	Evidence of or Exemption from Taxes. Within 30 days after the date of any payment of Taxes, the Borrower which paid such Taxes shall furnish to the Agent, at its address referred to in

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Section 8.2, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or with respect to the Advances or under any Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the Borrower determines that no taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)	Non-U.S. Lenders. Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender listed in Schedule I), and from the date on which any other Lender becomes a party hereto (in the case of each other Lender), and from time to time thereafter as requested in writing by TBC (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Agent and TBC with two original Internal Revenue Service forms W-8BEN or W-8EC1, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to, or is entitled to a reduced rate of, United States withholding tax on payments pursuant to this Agreement or with respect to any Advances or any Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lower rate applies, whereupon withholding tax at such lower rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date on which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection 2.15(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection 2.15(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8EC1, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the relevant Borrowers and shall not be obligated to include in such form or document confidential information.

(f)	Lender Failure to Provide IRS Forms. For any period with respect to which any Lender has failed to provide TBC with the appropriate form described in subsection 2.15(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection 2.15(e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, TBC shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

2.16	Illegality. If any Lender shall notify the Agent that either

(a)	there is any introduction of, or change in or in the interpretation of, any law or regulation that in the opinion of counsel for such Lender in the relevant jurisdiction makes it unlawful, or

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(b)	any central bank or other governmental authority asserts that it is unlawful for such Lender to continue to fund or maintain any Eurodollar Rate Advances or to perform its obligations hereunder with respect to Eurodollar Rate Advances hereunder, then, upon the issuance of such opinion of counsel or such assertion by a central bank or other governmental authority, the Agent shall give notice of such opinion or assertion to the Borrowers (accompanied by such opinion, if applicable). The Borrowers shall forthwith either

(i)	prepay in full all Eurodollar Rate Committed Advances and all Eurodollar Rate Bid Advances made by such Lender, with accrued interest thereon or

(ii)	Convert each such Eurodollar Rate Committed Advance made by such Lender into a Base Rate Advance.

Upon such prepayment or Conversion, the obligation of such Lender to make Eurodollar Rate Committed Advances or Eurodollar Rate Bid Advances, or to Convert Committed Advances into Eurodollar Rate Committed Advances, shall be suspended until the Agent shall notify the Borrowers that the circumstances causing such suspension no longer exists.

2.17	Payments and Computations.

(a)	Time and Distribution of Payments. The Borrowers shall make each payment hereunder and with respect to any Advances or under any Notes, without counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.6, 2.10, 2.14, 2.15, 2.16 or 2.20) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an assignment pursuant to Section 2.21, the Agent shall make all payments hereunder and with respect to any Advances or under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such assignment shall make all appropriate adjustments in such payments for the periods prior to such effective date directly between themselves.

(b)	Computation of Interest, Fees and Commissions. All computations of interest based on the Base Rate and utilization fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of Facility Fees and Letter of Credit commissions shall be made by the Agent, and all computations of interest pursuant to Section 2.10 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent (or, in the case of Section 2.10, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)	Payment Due Dates. Whenever any payment hereunder or with respect to any Advances or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be, but not later than the Termination Date; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

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(d)	Presumption of Borrower Payment. Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to any Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower has not made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

2.18	Sharing of Payments, Etc. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Committed Advances made by it (other than pursuant to Sections 2.10, 2.14, 2.15, 2.16 or 2.20), in excess of its ratable share of payments on account of the Committed Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Committed Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a creditor of the Borrowers in the amount of such participation.

2.19	Evidence of Debt.

(a)	Lender Records; If Notes Required. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Committed Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Committed Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Committed Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Committed Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Committed Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)	Record of Borrowings, Payables and Payments. The Register maintained by the Agent pursuant to Section 2.21(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded

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(i)	the date and amount of each Borrowing made hereunder to each Borrower, the Type of Advances constituting such Borrowing and, if appropriate, the Interest Period applicable thereto,

(ii)	the terms of each assignment pursuant to Section 2.21,

(iii)	the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and

(iv)	the amount of any sum received by the Agent from a Borrower hereunder and each Lender’s share thereof.

(c)	Evidence of Payment Obligations. Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from a Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

2.20	Alteration of Commitments and Addition of Lenders.

(a)	Alter Lender Commitment. By a written agreement executed only by TBC, the Agent, each Issuing Bank and the affected Lender and any non-party lender involved,

(i)	the Commitment of such affected Lender may be increased to the amount set forth in such agreement;

(ii)	such non-party lender may be added as a Lender with a Commitment as set forth in such agreement, provided that such lender agrees to be bound by all the terms and provisions of this Agreement; and

(iii)	the unused portion of the Commitment of such affected Lender may be reduced or terminated and the Committed Advances owing to such Lender may be prepaid in whole or in part, all as set forth in such agreement.

(b)	Conditions to Alteration. The Agent may execute any such agreement without the prior consent of any Lender other than the Lender affected, provided, however, that if at the time the Agent proposes to execute such agreement either (A) TBC’s long-term senior unsecured debt is rated by any two of S&P, Moody’s and Fitch, lower than BBB+ by S&P, lower than Baa1 by Moody’s or lower than BBB+ by Fitch or (B) a Default has occurred and is continuing, then the Agent shall not execute any such agreement unless it has first obtained the prior written consent of the Majority Lenders, and provided further that the Agent shall not execute any such agreement without the prior written consent of the Majority Lenders if such agreement would increase the total of the Commitments to an amount in excess of $1,500,000,000 or, pursuant to Section 2.20(c), $2,500,000,000.

(c)	Increase Total Commitment. The Company has the right, twice a year, to increase the total of the Commitments through a Request for Alteration, in minimum increments of $25,000,000, up to a maximum aggregate of Commitments of $2,500,000,000, provided that, in addition to the

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requirements specified in Section 2.20(b), at the time of and after giving effect to an increase, TBC’s long-term senior unsecured non-credit-enhanced debt ratings from Moody’s and S&P are better than or equal to Baa1 and BBB+, respectively. The Company may offer the increases to

(i)	the Lenders, and each Lender shall have the right, but no obligation, to increase its Commitment, by giving notice thereof to the Agent, to all or a portion of the proposed increase (the “Proposed Increased Commitment”), allocations to be at the sole discretion of the Company, and

(ii)	third party financial institutions reasonably acceptable to the Agent, the Company and each Issuing Bank, provided that the minimum commitment of each such institution equals or exceeds $25,000,000.

(d)	Request for Alteration. The Agent shall give each Lender prompt notice of any such agreement becoming effective. All requests for Lender consent under the provisions of this Section 2.20 shall specify the date upon which any such increase, addition, reduction, termination, or prepayment shall become effective (the “Effective Date”) and shall be made by means of a Request for Alteration substantially in the form as set forth in Exhibit C. On the Effective Date on which the Commitment of any Lender is increased, decreased, terminated or created or on which prepayment is made, all as described in such Request for Alteration, the Borrowers or such Lender, as the case may be, shall make available to the Agent not later than 12:30 p.m. (New York City time) on such date, in same day funds, the amount, if any, which may be required (and the Agent shall distribute such funds received by it to the Borrowers or to such Lenders, as the case may be) so that at the close of business on such date the sum of the Committed Advances of each Lender then outstanding shall be in the same proportion to the total of the Committed Advances of all the Lenders then outstanding as the Commitment of such Lender is to the total of the Commitments. The Agent shall give each Lender notice of the amount to be made available by, or to be distributed to, such Lender at least 3 Business Days before such payment is made.

2.21	Assignments; Sales of Participations and Other Interests in Advances.

(a)	Assignment of Lender Obligations. From time to time each Lender may, with the prior written consent of TBC (so long as no Event of Default has occurred and is continuing) and subject to the qualifications set forth below, assign to one or more Lenders or an Eligible Assignee all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Committed Advances owing to it, its participations in Letters of Credit and the Committed Note, if any, held by it) and will, at any time, if arranged by the Company pursuant to clause (i)(A) below upon at least 30 days’ notice to such Lender and the Agent, assign to one or more Eligible Assignees all of its rights and obligations under this Agreement (including without limitation, all of its Commitment, the Committed Advances owing to it, its participations in Letters of Credit and the Committed Note, if any, held by it); subject to the following:

(i)	If such Lender notifies TBC and the Agent of its intent to request the consent of TBC to an assignment, TBC shall have the right, for 30 days after receipt of such notice and so long as no Event of Default has occurred and is continuing, in its sole discretion either (A) to arrange for one or more Eligible Assignees to accept such assignment (a “Required Assignment”) or (B) to arrange for the rights and obligations of such Lender (including, without limitation, such Lender’s Commitment), and the total Commitments, to be reduced by an amount equal to the amount of such Lender’s Commitment proposed to be assigned and, in connection with such reduction, to prepay that portion of the Committed Advances owing to such Lender which it proposes to assign;

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(ii)	If TBC fails to notify such Lender within 30 days of TBC’s receipt of such Lender’s request for consent to assignment, the Borrowers shall be deemed to consent to the proposed assignment;

(iii)	Any such assignment shall not require any Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the interests in the Committed Advances under the blue sky laws of any state and the assigning Lender shall otherwise comply with all federal and state securities laws applicable to such assignment;

(iv)	Unless TBC consents, the amount of the Commitment of the assigning Lender being assigned pursuant to any such assignment (determined as of the date of the assignment) shall either (A) equal 50% of all such rights and obligations (or 100% in the case of a Required Assignment) or (B) not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

(v)	Unless TBC consents, the aggregate amount of the Commitment assigned pursuant to all such assignments of such Lender (after giving effect to such assignment) shall in no event exceed 50% (except in the case of a Required Assignment) of all such Lender’s Commitment (as set forth in Schedule I, in the case of each Lender that is a party hereto as of November 18, 2005, or as set forth in the Register as the aggregate Commitment assigned to such Lender pursuant to one or more assignments, in the case of any assignee); and

(vi)	No Lender shall be obligated to make a Required Assignment unless such Lender has received payments in an aggregate amount at least equal to the outstanding principal amount of all Committed Advances being assigned, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement (including without limitation Section 2.13(c), provided that such Lender shall receive its pro rata share of the Facility Fee on the next date on which the Facility Fee is payable).

(b)	Effect of Lender Assignment. From and after the effective date of any assignment pursuant to Section 2.21(a), (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, it shall have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights (other than its rights under Section 2.14, 2.15, 2.20 or 8.3 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)	Security Interest; Assignment to Lender Affiliate. Notwithstanding any other provision in this Agreement, any Lender may, upon prior or contemporaneous notice to TBC and the Agent, at any time (i) create a security interest in all or any portion of its rights under this Agreement (including without limitation, the Advances owing to it and the Notes held by it, if any) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and (ii) assign all or any portion of its rights and obligations under this

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Agreement (including, without limitation, all or a portion of its Commitment, the Committed Advances owing to it, its participations in Letters of Credit and the Committed Note held by it, if any) to an Affiliate of such Lender unless the result of such an assignment would be to increase the cost to any Borrowers of requesting, borrowing, continuing, maintaining, paying or converting any Advances.

(d)	Agent’s Register. The Agent shall maintain at its address referred to in Section 8.2 a copy of each assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Committed Advances of each Borrower owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon receipt by the Agent from the assigning Lender of an assignment in form and substance satisfactory to the Agent executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with evidence of each Committed Advance subject to such assignment, and a processing and recording fee of $3,500 (payable by either the assignor or the assignee), the Agent shall, if such assignment is a Required Assignment or has been consented to by TBC to the extent required by Section 2.21(a) or has been effected pursuant to Section 2.22(c), (i) accept such assignment, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to TBC.

(e)	Lender Sale of Participations. Each Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Notes held by it, if any) to one or more Affiliates of such Lender or to one or more other commercial banks; provided, however, that

(i)	any such participation shall not require any Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify any interests in the Advances or any Notes under the blue sky laws of any state and the Lender selling or granting such participation shall otherwise comply with all federal and state securities laws applicable to such transaction,

(ii)	no purchaser of such a participation shall be considered to be a “Lender” for any purpose under the Agreement,

(iii)	such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers) shall remain unchanged,

(iv)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(v)	such Lender shall remain the holder of any Notes issued with respect to its Advances for all purposes of this Agreement,

(vi)	the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

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(vii)	no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)	Confidential Borrower Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 2.21, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure of Confidential Information, such Lender shall obtain the written consent of the Borrowers, and the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any such Confidential Information received by it from such Lender except as disclosure may be required or appropriate to governmental authorities, pursuant to legal process, or by law or governmental regulation or authority.

2.22	Extension of Termination Date.

(a)	Extension Request. TBC may, on behalf of itself and the Subsidiary Borrowers, by written notice to the Agent in the form of Exhibit E (each such notice being an “Extension Request”) given no earlier than 60 days and no later than 45 days prior to any one or more anniversaries of the date hereof, request that the then applicable Termination Date be extended to a date one year after the then applicable Termination Date. Such extension shall be effective with respect to each Lender which, by a written notice in the form of Exhibit F (a “Continuation Notice”) to TBC and the Agent given no earlier than 45 days and no later than 28 days prior to such anniversary, consents, in its sole discretion, to such extension (each Lender giving a Continuation Notice being referred to sometimes as a “Continuing Lender” and each Lender other than a Continuing Lender being a “Non-Extending Lender”), provided, however, that such extension shall be effective only if the aggregate Commitments of the Continuing Lenders, together with the Commitments of the Replacement Lenders, are not less than 51% of the aggregate Commitments of the Lenders on the date of the Extension Request. No Lender shall have any obligation to consent to any such extension of the Termination Date. The Agent shall notify each Lender of the receipt of an Extension Request within three (3) Business Days after receipt thereof. The Agent shall notify the Company and the Lenders no later than 15 days prior to the then applicable Termination Date whether the Agent has received Continuation Notices from Lenders holding at least 51% of the aggregate Commitments on the date of the Extension Request.

(b)	Non-Extending Lenders. The Commitment of each Non-Extending Lender shall terminate at the close of business on the Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension, provided that on the applicable anniversary date TBC may replace the Non-Extending Lenders pursuant to Section 2.22(c). On the Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension TBC shall pay or cause to be paid to the Agent, for the account of the Non-Extending Lenders, an amount equal to the Non-Extending Lenders’ Committed Advances, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to the Non-Extending Lenders.

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(c)	Replacement Lenders. A Non-Extending Lender shall be obligated, at the request of TBC, to assign at any time prior to the close of business on the applicable anniversary of the date hereof all of its rights (other than rights that would survive the termination of the Agreement pursuant to Section 8.3) and obligations hereunder to one or more Lenders or other commercial banks nominated by TBC and willing to become Lenders in place of such Non-Extending Lender (the “Replacement Lenders”). In order to qualify as a Replacement Lender, a Lender or lender must satisfy all of the requirements of this Agreement (including without limitation the terms of Section 2.21 relating to Required Assignments). Such obligation of each Non-Extending Lenders is subject to such Non-Extending Lender’s receiving (i) payment in full from the Replacement Lenders of the principal amount of all Advances owing to such Non-Extending Lender immediately prior to an assignment to the Replacement Lenders and (ii) payment in full from the relevant Borrowers of all accrued interest and fees and other amounts payable hereunder and then owing to such Non-Extending Lender immediately prior to the assignment to the Replacement Lenders. Upon such assignment, the Non-Extending Lender shall no longer be a Lender, such Replacement Lender shall become a Continuing Lender, and the Agent shall make appropriate entries in the Register to reflect the foregoing.

2.23	Subsidiary Borrowers.

(a)	Subsidiary Borrower Designation. TBC may at any time, and from time to time, by delivery to the Agent of a Borrower Subsidiary Letter substantially in the form of Exhibit D, duly executed by TBC and the respective Subsidiary, designate such Subsidiary as a “Subsidiary Borrower” for purposes of this Agreement, and such Subsidiary shall thereupon become a “Subsidiary Borrower” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder; provided that any designation of a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America shall be made only upon 30 days prior notice to the Agent. The Agent shall promptly notify each Lender of each such designation by TBC and the identity of the designated Subsidiary. As soon as possible and in any event within 10 Business Days after notice of the designation of a Subsidiary Borrower that is organized under the laws of a jurisdiction outside of the United States of America, any Lender that may not legally lend to such Subsidiary Borrower (a “Protesting Lender”) shall so notify TBC and the Agent in writing. With respect to each Protesting Lender, TBC shall, effective on or before the date that such Subsidiary Borrower shall have the right to borrower hereunder, either:

(i)	arrange for one or more Lenders or other commercial banks to assume the Commitment of such Protesting Lender; subject, however, to payment to the Agent by the assignor or the assignee of a processing and recording fee of $3,500, in the event the assuming lender is not a Lender; or

(ii)	arrange for the Commitment of such Protesting Lender to be terminated and all Committed Advances owed to such Lender to be prepaid;

subject, in either case, to payment in full of all principal, accrued and unpaid interest, fees, commissions and other amounts payable under this Agreement and then owing to such Lender immediately prior to the assignment or termination of the Commitment of such Lender.

(b)	TBC Consent to Subsidiary Borrower Borrowings and Notices. No Advances shall be made to a Subsidiary Borrower, and no Conversion of any Advances at the request of a Subsidiary Borrower shall be effective, without, in each and every instance, the prior consent of TBC, in its sole discretion, which shall be evidenced by the countersignature of TBC to the relevant Notice of

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Borrowing or notice of Conversion. In addition, no notices which are to be delivered by a Borrower hereunder shall be effective, with respect to any Subsidiary Borrower, unless the notice is countersigned by TBC.

(c)	Subsidiary Borrower Termination Event. The occurrence of any of the following events with respect to any Subsidiary Borrower shall constitute a “Subsidiary Borrower Termination Event” with respect to such Subsidiary Borrower:

(i)	such Subsidiary Borrower ceases to be a Subsidiary;

(ii)	such Subsidiary Borrower is liquidated or dissolved;

(iii)	such Subsidiary Borrower fails to preserve and maintain its existence;

(iv)	such Subsidiary Borrower merges or consolidates with or into another Person, or conveys, transfers, leases, or otherwise disposes of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person (except that a Subsidiary Borrower may merge into or dispose of assets to another Borrower);

(v)	any of the “Events of Default” described in Section 6.1(a) through (f) occurs to or with respect to such Subsidiary Borrower as if such Subsidiary Borrower were “TBC”; or

(vi)	the Guaranty with respect to such Subsidiary Borrower ceases, for any reason, to be valid and binding on TBC or TBC so states in writing.

(d)	Terminated Subsidiary Borrower. Upon the occurrence of a Subsidiary Borrower Termination Event with respect to any Subsidiary Borrower, such Subsidiary Borrower (a “Terminated Subsidiary Borrower”) shall cease to be a Borrower for purposes of this Agreement and shall no longer be entitled to request or borrow Advances hereunder. All outstanding Advances of a Terminated Subsidiary Borrower shall be automatically due and payable as of the date on which the Subsidiary Borrower Termination Event of such Terminated Subsidiary Borrower occurred, together with accrued interest thereon and any other amounts then due and payable by that Borrower hereunder, unless, in the case of a Subsidiary Borrower Termination Event described in paragraph (iv) of Section 2.22(c), the other Person party to the transaction is a Borrower and such other Borrower has assumed in writing all of the outstanding Advances and other obligations under this Agreement and under any other Loan Document, of the Terminated Subsidiary Borrower.

(e)	TBC as Subsidiary Borrowers’ Agent. Each of the Subsidiary Borrowers hereby appoints and authorizes TBC to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to TBC by the terms hereof, together with such powers as are reasonably incidental thereto.

(f)	Subsidiaries’ Several Liabilities. Notwithstanding anything in this Agreement to the contrary, each of the Subsidiary Borrowers shall be severally liable for the liabilities and obligations of such Subsidiary Borrower under this Agreement and its Borrowings, and other Loan Documents, if any. No Subsidiary Borrower shall be liable for the obligations of any other Borrower under this Agreement or any Borrowings of any other Borrower or any other Borrower’s Notes, if any. Each Subsidiary Borrower shall be severally liable for all payments of the principal of and interest on Advances to such Subsidiary Borrower, and any other amounts due hereunder that are

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specifically allocable to such Subsidiary Borrower or the Advances to such Subsidiary Borrower. With respect to any amounts due hereunder, including fees and commissions, that are not specifically allocable to a particular Borrower, each Borrower shall be liable for such amount pro rata in the same proportion as such Borrower’s outstanding Advances bear to the total of then-outstanding Advances to all Borrowers.

ARTICLE 3

Representations and Warranties

3.1	Representations and Warranties by the Borrowers. Each of the Borrowers represents and warrants as follows:

(a)	Corporate Standing. TBC is a duly organized corporation existing in good standing under the laws of the State of Delaware. Each Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each of TBC and each Subsidiary Borrower is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the financial condition of TBC and the Subsidiary Borrowers as a whole.

(b)	Corporate Powers; Governmental Approvals. The execution and delivery and the performance of the terms of this Agreement are, and the execution and delivery and the performance of the terms of any other Loan Documents and of each Guaranty will be, within the corporate powers of each Borrower party thereto, have been or will have been (as appropriate) duly authorized by all necessary corporate action, have, or will have, received (as appropriate) all necessary governmental approval, if any (which approval, if any, remains in full force and effect), and do not contravene any provision of the Certificate of Incorporation or By-Laws of any Borrower party thereto, or do not contravene any law or any contractual restriction binding on any Borrower party thereto, except where such contravention would not have a material adverse effect on the financial condition of TBC and its Subsidiaries, taken as a whole.

(c)	Enforceability. This Agreement and the other Loan Documents, if any, when duly executed and delivered by each Borrower party thereto, will constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, and each Guaranty, when duly executed and delivered by TBC, will constitute a legal, valid and binding obligation of TBC, enforceable against TBC in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

(d)	No Material Pending or Threatened Actions. In TBC’s opinion, there are no pending or threatened actions or proceedings before any court or administrative agency (i) other than as disclosed in TBC’s filings with the Securities and Exchange Commission, that are reasonably likely to have a material adverse affect on the financial condition or operations of the Company which is likely to materially impair the ability of the Company to repay the Advances or (ii) which would affect the legality, validity or enforceability of this Agreement or the Advances.

(e)	Consolidated Statements. The Consolidated statement of financial position as of December 31, 2004 and the related Consolidated statement of earnings and retained earnings for the year then ended (copies of which have been furnished to each Lender) correctly set forth the Consolidated

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financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such year. The Consolidated statement of financial position as of September 30, 2005 and the related Consolidated statement of earnings and retained earnings for the nine month period then ended (copies of which have been furnished to each Lender) correctly set forth, subject to year-end audit adjustments, the Consolidated financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such nine month period.

(f)	Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System, and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Borrower only or of each Borrower and its subsidiaries on a Consolidated basis) subject to the provisions of Section 4.2(a) or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of a Lender relating to Debt within the scope of Section 6.1(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(g)	Investment Company Act. No Borrower is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(h)	No Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, there has been no material adverse change in the Company’s financial condition or results of operations since December 31, 2004 that is likely to impair the ability of the Company to repay the Advances.

ARTICLE 4

Covenants of TBC

4.1	Affirmative Covenants of TBC. From the date of this Agreement and so long as any amount is payable by a Borrower to any Lender hereunder or any Commitment is outstanding, TBC will:

(a)	Periodic Reports. Furnish to the Lenders:

(1)	within 60 days after the close of each of the first three quarters of each of TBC’s fiscal years, a Consolidated statement of financial position of TBC and the Subsidiaries as of the end of such quarter and a Consolidated comparative statement of earnings and retained earnings of TBC and the Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by an authorized officer of TBC,

(2)	within 120 days after the close of each of TBC’s fiscal years, and with respect to any quarter thereof, if requested in writing by the Majority Lenders (with a copy to the

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Agent), within 60 days after the later of (x) the close of any of the first three quarters thereof subject of such request and (y) such request, a statement certified by an authorized officer of TBC showing in detail the computations required by the provisions of Sections 4.2(a) and 4.2(b), based on the figures which appear on the books of account of TBC and the Subsidiaries at the close of such quarters,

(3)	within 120 days after the close of each of TBC’s fiscal years, a copy of the annual audit report of TBC, certified by independent public accountants of nationally recognized standing, together with financial statements consisting of a Consolidated statement of financial position of TBC and the Subsidiaries as of the end of such fiscal year and a Consolidated statement of earnings and retained earnings of TBC and the Subsidiaries for such fiscal year,

(4)	within 120 days after the close of each of TBC’s fiscal years, a statement certified by the independent public accountants who shall have prepared the corresponding audit report furnished to the Lenders pursuant to the provisions of clause (3) of this subsection (a), to the effect that, in the course of preparing such audit report, such accountants had obtained no knowledge, except as specifically stated, that TBC had been in violation of the provisions of any one of Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(d), at any time during such fiscal year,

(5)	promptly upon their becoming available, all financial statements, reports and proxy statements which TBC sends to its stockholders,

(6)	promptly upon their becoming available, all regular and periodic financial reports which TBC or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange,

(7)	within 3 Business Days after the discovery of the occurrence of any event which constitutes a Default, notice of such occurrence together with a detailed statement by a responsible officer of TBC of the steps being taken by TBC or the appropriate Subsidiary to cure the effect of such event, and

(8)	such other information respecting the financial condition and operations of TBC or the Subsidiaries as the Agent may from time to time reasonably request.

TBC shall be deemed to have furnished the information specified in clauses (1), (3), (5) and (6) above on the date that such information is posted at the Company’s website on the Internet at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders.

(b)	Payment of Taxes, Etc. Duly pay and discharge, and cause each Subsidiary duly to pay and discharge, all material taxes, assessments and governmental charges upon it or against its properties prior to a date which is 5 Business Days after the date on which penalties are attached thereto, except and to the extent only that the same shall be contested in good faith and by appropriate proceedings by TBC or the appropriate Subsidiary.

(c)	Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurance companies or associations, insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies engaged in businesses similar to that of TBC or such Subsidiary, except, to the extent consistent with good business practices, such insurance may be provided by TBC through its program of self insurance.

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(d)	Corporate Existence. Preserve and maintain its corporate existence.

(e)	Material Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including ERISA and applicable environmental laws), except to the extent that failure to so comply would not have a material adverse effect on the financial condition or operations of the Company.

4.2	General Negative Covenants of TBC. From the date of this Agreement and so long as any amount shall be payable by TBC or any other Borrower to any Lender hereunder or any Commitment shall be outstanding, TBC will not:

(a)	Mortgages, Liens, Etc. Create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) upon or with respect to any of its Property, Plant and Equipment, or upon or with respect to the Property, Plant and Equipment of any Subsidiary, or assign or otherwise convey, or permit any Subsidiary to assign or otherwise convey, any right to receive income from or with respect to its Property, Plant and Equipment, except

(1)	liens in connection with workmen’s compensation, unemployment insurance or other social security obligations;

(2)	liens securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, liens to secure progress or partial payments made to TBC or such Subsidiary and other liens of like nature made in the ordinary course of business;

(3)	mechanics’, workmen’s, materialmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

(4)	liens for taxes not yet due or being contested in good faith and by appropriate proceedings by TBC or the affected Subsidiary;

(5)	liens which arise in connection with the leasing of equipment in the ordinary course of business;

(6)	liens on Property, Plant and Equipment owned by TBC or any Subsidiary of TBC existing on the date of this Agreement;

(7)	liens on assets of a Person existing at the time such Person is merged into or consolidated with TBC or a Subsidiary of TBC or at the time of purchase, lease, or acquisition of the property or Voting Stock of such Person as an entirety or substantially as an entirety by TBC or a Subsidiary of TBC, whether or not any Debt secured by such liens is assumed by TBC or such Subsidiary, provided that such liens are not created in anticipation of such purchase, lease, acquisition or merger;

(8)	liens securing Debt of a Subsidiary of TBC owing to TBC or to another Subsidiary;

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(9)	liens on assets existing at the time of acquisition of such property by TBC or a Subsidiary of TBC or purchase money liens to secure the payment of all or part of the purchase price of property upon acquisition of such assets by TBC or such Subsidiary or to secure any Debt incurred or guaranteed by TBC or a Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion or construction (including any improvements on existing property), or commencement of full operation, of such property, which Debt is incurred or guaranteed solely for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any property theretofore owned by TBC or such Subsidiary other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(10)	liens securing obligations of TBC or a Subsidiary incurred in conjunction with industrial revenue bonds or other instruments utilized in connection with incentive structures for tax purposes issued for the benefit of TBC or a Subsidiary in connection with any Property, Plant and Equipment used by TBC or a Subsidiary;

(11)	any extension, renewal or replacement (or successive extensions, renewals or replacements in whole or in part of any lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or any part of the property that secured the lien so extended, renewed or replace (plus improvements and construction on such property); and

(12)	other liens, charges and encumbrances, so long as the aggregate amount of the Consolidated Debt for which all such liens, charges and encumbrances serve as security does not exceed 15% of Consolidated Net Tangible Assets.

(b)	Consolidated Debt. Permit Consolidated Debt (subject to Section 4.3) to be at any time more than 60% of Total Capital, where “Total Capital” means the sum of Shareholders’ Equity and Consolidated Debt.

(c)	Payment in Violation of an Agreement. Make any payment, or permit any Subsidiary to make any payment, of principal or interest, on any Debt which payment would constitute a violation of the terms of this Agreement or of the terms of any indenture or agreement binding on such corporation or to which such corporation is a party except, in the case of any payment made by a Subsidiary, to the extent such payment is not likely to impair the ability of TBC to repay the Advances.

(d)	Merger or Consolidation. Merge or consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person except that TBC may merge or consolidate with any Person so long as TBC is the surviving corporation and no Default has occurred and is continuing or would result therefrom, and except that any direct or indirect Subsidiary of TBC may merge or consolidate with or into, or dispose of assets to, TBC or any other direct or indirect Subsidiary of TBC, provided, in each case, that no Event of Default has occurred and is continuing at the time of such proposed transaction or would result therefrom.

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4.3	Financial Statement Terms. For purposes of Section 4.2(b), all capitalized terms not defined in this Agreement shall have the respective meanings used in TBC’s published Consolidated financial statements and calculated under the generally accepted accounting principles and practices applied by TBC on the date hereof in the preparation of such financial statements. However, notwithstanding the foregoing, (a) such terms shall exclude amounts attributable to Boeing Capital Services Corporation and its Subsidiaries and Boeing Financial Corporation, a Delaware corporation; and (b) Total Capital shall exclude the effects of (i) any merger-related accounting adjustments which are attributable to the merger with or acquisition of McDonnell Douglas Corporation by TBC and (ii) any repurchase by TBC of its common stock.

4.4	Waivers of Covenants. The departure by TBC or any Subsidiary from the requirements of any of the provisions of this Article 4 shall be permitted only if such departure has been consented to in advance in a writing signed by the Majority Lenders, and such writing shall be effective as a consent only to the specific departure described in such writing. Such departure by TBC or any Subsidiary when properly consented to by the Majority Lenders shall not constitute an Event of Default under Section 6.1(c).

ARTICLE 5

Conditions Precedent to Borrowings and Issuances

5.1	Conditions Precedent to the Initial Borrowing or Initial Issuance of TBC. The obligation of each Lender to make its initial Advance to TBC and of each Issuing Bank to issue a Letter of Credit for the account of TBC are subject to receipt by the Agent on or before the day of the initial Borrowing or initial issuance of all of the following, each dated as of the day hereof, in form and substance satisfactory to the Agent and its counsel:

(a)	Documentation. Copies of all documents, certified by an officer of TBC, evidencing necessary corporate action by TBC and governmental approvals, if any, with respect to this Agreement, to the other Loan Documents, if any, and to Guaranties to be delivered by TBC pursuant to Section 5.4(e);

(b)	Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary of TBC which certifies the names of the officers of TBC authorized to sign the Notes, if any, and the other documents to be delivered hereunder, together with true specimen signatures of such officers and facsimile signatures of officers authorized to sign by facsimile signature (on which certificate each Lender may conclusively rely until it receives a further certificate of the Secretary or an Assistant Secretary of TBC canceling or amending the prior certificate and submitting specimen signatures of the officers named in such further certificate);

(c)	Opinion of Company Counsel. A favorable opinion of in-house counsel for TBC substantially in the form of Exhibit G and as to such other matters as the Agent may reasonably request, which opinion TBC hereby expressly instructs such counsel to prepare and deliver;

(d)	Opinion of Agent’s Counsel. A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, substantially in the form of Exhibit H;

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(e)	Termination of 2003 Agreement. TBC shall have terminated in whole the commitments of the banks parties to the 2003 Credit Agreement; and

(f)	Satisfaction of 2003 Agreement Obligations. TBC and its Subsidiaries shall have satisfied all of their respective obligations under the 2003 Credit Agreement including, without limitation, the payment of all fees under such agreement.

5.2	Conditions Precedent to Each Committed Borrowing and Each Issuance of TBC. The obligation of each Lender to make a Committed Advance on the occasion of each Committed Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) are subject to the further conditions precedent that on the date of the request for a Committed Borrowing, date of the requested issuance and on the date of such Borrowing or issuance, the following statements shall be true, and both the giving of the applicable Notice of Committed Borrowing, Notice of Issuance and the acceptance by TBC of the proceeds of such Committed Borrowing or such Letter of Credit shall be a representation by TBC that:

(a)	the representations and warranties contained in subsections (a) through (g) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b)	as of each such date no event has occurred and is continuing, or would result from the proposed Committed Borrowing or issuance, which constitutes a Default.

5.3	Conditions Precedent to Each Bid Borrowing of TBC. The obligation of any Lender to make a Bid Advance on the occasion of a Bid Borrowing (including the initial Borrowing) is subject to the further conditions precedent that:

(a)	Notice of Bid Borrowing. The Agent shall have received the written confirmatory Notice of Bid Borrowing with respect thereto;

(b)	Bid Notes. On or before the date of such Bid Borrowing, but prior to such Bid Borrowing, the Agent shall have received a Bid Note payable to the order of such Lender for each of the one or more Bid Advances to be made by such Lender as part of such Bid Borrowing, in a principal amount equal to the principal amount of the Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Advance in accordance with Section 2.6;

(c)	Periodic Reports. Each Lender intending to make a Bid Advance shall have received the statements provided (or deemed provided) by TBC pursuant to Section 4.1(a)(1), (2) and (3); and

(d)	Representations. On the date of such request and the date of such Borrowing, the following statements shall be true, and each of the giving of the applicable Notice of Borrowing and the acceptance by TBC of the proceeds of such Bid Borrowing shall be a representation by TBC that:

(i)	the representations and warranties contained in subsections (a) through (g) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date);

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(ii)	as of each such date no event has occurred and is continuing, or would result from the proposed Bid Borrowing, which constitutes a Default; and

(iii)	no event has occurred and no circumstance exists as a result of which any information concerning TBC that has been provided by TBC to the Agent or the Lenders in connection with such Bid Borrowing would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.4	Conditions Precedent to the Initial Borrowing and Issuance of a Subsidiary Borrower. The obligation of each Lender to make its initial Advance to any particular Subsidiary Borrower and of each Issuing Bank to issue a Letter of Credit for the account of such Subsidiary Borrower are subject to the receipt by the Agent, on or before the day of the initial Borrowing or initial issuance by such Subsidiary Borrower, of all of the following, each dated on or prior to the day of the initial Borrowing or issuance, in form and substance satisfactory to the Agent and its counsel:

(a)	Borrower Subsidiary Letter. A Borrower Subsidiary Letter, substantially in the form of Exhibit D, executed by such Subsidiary Borrower and TBC;

(b)	Documentation. Copies of all documents, certified by an officer of the Subsidiary Borrower, evidencing necessary corporate action by the Subsidiary Borrower and governmental approvals, if any, with respect to this Agreement and any other Loan Documents;

(c)	Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary of TBC or the Subsidiary Borrower which certifies the names of the officers of the Subsidiary Borrower authorized to sign the Notes and the other documents to be delivered hereunder, together with true specimen signatures of such officers and facsimile signatures of officers authorized to sign by facsimile signature (on which certificate each Lender may conclusively rely until it receives a further certificate of the Secretary or an Assistant Secretary of TBC or the Subsidiary Borrower canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate);

(d)	Opinion of Subsidiary Counsel. A favorable opinion of in-house counsel to the Subsidiary Borrower, substantially in the form of Exhibit I and as to such other matters as the Agent may reasonably request;

(e)	TBC Guaranty. A Guaranty of TBC that unconditionally guarantees the payment of all obligations of such Subsidiary Borrower hereunder and under the Notes of such Subsidiary Borrower, substantially in the form of Exhibit J, executed and delivered by TBC to the Agent; and

(f)	Opinion of TBC Counsel. A favorable opinion of in-house counsel to TBC, substantially in the form of Exhibit K and as to such other matters as the Agent may reasonably request.

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5.5	Conditions Precedent to Each Committed Borrowing or Issuance of a Subsidiary Borrower. The obligation of each Lender to make a Committed Advance to a Subsidiary Borrower on the occasion of each Committed Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit for the account of such Subsidiary Borrower (including the initial issuance) are subject to the further conditions precedent that on the date of the request for such Committed Borrowing, date of the requested issuance and the date of such Borrowing or issuance, the following statements shall be true, and each of the giving of the applicable Notice of Committed Borrowing, Notice of Issuance and the acceptance by such Subsidiary Borrower of the proceeds of such Committed Borrowing or such Letter of Credit shall be (a) a representation by such Subsidiary Borrower that:

(i)	the representations and warranties of that Subsidiary Borrower contained (A) in subsections (a) through (g) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and (B) in its Borrower Subsidiary Letter are true and correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance; and

(ii)	as of each such date no event has occurred and is continuing, or would result from the proposed Committed Borrowing or issuance, which constitutes a Default;

and (b) a representation by TBC that the representations and warranties of TBC contained in subsections (a) through (g) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and that, as of each such date, no event has occurred and is continuing, or would result from the proposed Committed Borrowing or issuance, which constitutes a Default.

5.6	Conditions Precedent to Each Bid Borrowing of a Subsidiary Borrower. The obligation of any Lender to make a Bid Advance to any particular Subsidiary Borrower on the occasion of each Bid Borrowing (including the initial Borrowing) is subject to the further conditions precedent that:

(a)	Notice of Bid Borrowing. The Agent shall have received the written confirmatory Notice of Bid Borrowing with respect thereto;

(b)	Bid Notes. On or before the date of such Bid Borrowing, but prior to such Bid Borrowing, the Agent shall have received a Bid Note payable to the order of such Lender for each of the one or more Bid Advances to be made by such Lender as part of such Bid Borrowing, in a principal amount equal to the principal amount of the Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Bid Advance in accordance with Section 2.6;

(c)	Periodic Reports. Each Lender intending to make a Bid Advance shall have received the statements provided (or deemed provided) by TBC pursuant to Section 4.1(a)(1), (2) and (3); and

(d)	Subsidiary Representations. On the date of such request and the date of such Borrowing, the following statements shall be true, and each of the giving of the applicable Notice of Bid Borrowing and the acceptance by the Subsidiary of the proceeds of such Bid Borrowing shall be (a) a representation by such Subsidiary Borrower that:

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(i)	the representations and warranties contained (A) in subsections (a) through (g) of Section 3.1 hereof with respect to such Subsidiary Borrower are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and (B) in its Borrower Subsidiary Letter are true and correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing;

(ii)	as of each such date no event has occurred and is continuing, or would result from the proposed Bid Borrowing which constitutes a Default; and

(iii)	no event has occurred and no circumstance exists as a result of which any information concerning TBC or the Subsidiary Borrower that has been provided by TBC or the Subsidiary Borrower to the Agent or the Lenders in connection with such Bid Borrowing would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and

(e)	TBC Representation. A representation by TBC that the representations and warranties of TBC contained in subsections (a) through (g) of Section 3.1 are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and that, as of each such date, no event has occurred and is continuing, or would result from the proposed Committed Borrowing which constitutes a Default.

ARTICLE 6

Events of Default

6.1	Events of Default. Each of the following shall constitute an Event of Default:

(a)	Failure by TBC to make when due any payment of principal of or interest on any Advance or under a Guaranty when the same becomes due and payable and such failure is not remedied within 5 Business Days thereafter;

(b)	Any representation or warranty made by TBC in connection with the execution and delivery of this Agreement, the Borrowings or any Guaranty, or otherwise furnished pursuant hereto proves to have been incorrect when made in any material respect;

(c)	Failure by TBC to perform any other term, covenant or agreement contained in this Agreement, and such failure is not remedied within 30 days after written notice thereof has been given to TBC by the Agent, at the request, or with the consent, of the Majority Lenders;

(d)	Failure by TBC to pay when due (i) any obligation for the payment of borrowed money on any regularly scheduled payment date or following acceleration thereof or (ii) any other monetary obligation if, in the case of either of clauses (i) or (ii), the aggregate unpaid principal amount of the obligations with respect to which such failure to pay or acceleration occurred equals or exceeds $150,000,000 and such failure is not remedied within 5 Business Days after TBC receives notice thereof from the Agent or the creditor on such obligation;

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(e)	TBC or any of its Subsidiaries

(1)	incurs liability with respect to any employee pension benefit plan in excess of $150,000,000 in the aggregate under

(A)	Sections 4062, 4063, 4064 or 4201 of ERISA; or

(B)	otherwise under Title IV of ERISA as a result of any reportable event within the meaning of ERISA (other than a reportable event as to which the provision of 30 days’ notice is waived under applicable regulations);

(2)	has a lien imposed on its property and rights to property under Section 4068 of ERISA on account of a liability in excess of $150,000,000 in the aggregate; or

(3)	incurs liability under Title IV of ERISA

(A)	in excess of $150,000,000 in the aggregate as a result of the Company or any Subsidiary or any Person that is a member of the “controlled group” (as defined in Section 4001(a)(14) of ERISA) of the Company or any Subsidiary having filed a notice of intent to terminate any employee pension benefit plan under the “distress termination” provision of Section 4041 of ERISA, or

(B)	in excess of $150,000,000 in the aggregate as a result of the Pension Benefit Guaranty Corporation having instituted proceedings to terminate, or to have a trustee appointed to administer, any such plan;

(f)	The happening of any of the following events, provided such event has not then been cured or stayed:

(1)	the cessation by TBC of the payment of its Debts as they mature,

(2)	the making of an assignment for the benefit of the creditors of TBC,

(3)	the appointment of a trustee or receiver or liquidator for TBC or for a substantial part of its property, or

(4)	the institution of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against TBC under the laws of any jurisdiction in which TBC is organized or has material business, operations or assets and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or

(g)	So long as any Subsidiary is a Borrower hereunder, the Guaranty with respect to such Subsidiary Borrower for any reason ceases to be valid and binding on TBC or TBC so states in writing.

6.2	Lenders’ Rights upon Borrower Default. If an Event of Default occurs or is continuing, then the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to TBC,

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(a)	declare the obligation of each Lender to make further Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.3(f)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and

(b)	declare the Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest, and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, provided, however, that in the event of an actual entry or, in the case of the institution by the Borrower of a proceeding described in Section 6.1(f)(4), a deemed entry, of an order for relief with respect to any Borrower under the Federal Bankruptcy Code (whether in connection with a voluntary or an involuntary case), (i) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.3(f)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (ii) the payment obligations of the Borrowers with respect to Advances, all such interest, and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

6.3	Actions in Respect of the Letters of Credit upon Borrower Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.2 or otherwise, make demand upon TBC to, and forthwith upon such demand TBC will

(a)	pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or

(b)	make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code (whether in connection with a voluntary or an involuntary case), the obligation of TBC to pay to the Agent on behalf of the Lenders in same day funds, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to TBC.

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ARTICLE 7

The Agent

7.1	Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including without limitation, enforcement or collection of any Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or as otherwise required by Section 8.1(b) and such instructions shall be binding upon all Lenders and all holders of interests in Advances; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

7.2	Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:

(a)	may treat the Lender that made any Advance as the payee thereof until the Agent receives and accepts an assignment entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 2.21;

(b)	may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other experts;

(c)	makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower;

(e)	shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and

Five-Year Credit Agreement	50

(f)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

7.3	Citibank, N.A. and its Affiliates. With respect to its Commitment, the Advances made by it, and any Notes issued to it, Citibank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent hereunder; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank, N.A., in its individual capacity. Citibank, N.A. and its Affiliates may accept deposits from, lend money to, accept drafts drawn by, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of its Subsidiaries and any person or entity who may do business with or own securities of the Company or any Subsidiary, all as if Citibank, N.A. were not the Agent hereunder and without any duty to account therefor to the other Lenders.

7.4	Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 3.1(e) and the representations and warranties contained in Sections 3.1 and 3.2 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5	Indemnification.

(a)	Each Lender agrees to indemnify the Agent (to the extent not reimbursed by TBC or any other Borrower), from and against its Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agent is not reimbursed for such expenses by TBC or any other Borrower.

(b)	Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by TBC) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful

Five-Year Credit Agreement	51

misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) payable by TBC under Section 8.3, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by TBC.

(c)	The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.5 that are subsequently reimbursed by TBC or any Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

7.6	Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and TBC and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the consent of TBC (if no Event of Default has occurred and is continuing), which shall not be unreasonably withheld, to appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000. If no successor Agent has been so appointed by the Majority Lenders, and has accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the removal of the retiring Agent as provided herein, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which meets the requirements set out in the previous sentence. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

7.7	Certain Obligations May Be Performed by Affiliates. The Agent may appoint any of its Affiliates to perform its obligations hereunder other than any obligation requiring the Agent to receive, pay, or otherwise handle funds or Notes, and provided that the Agent shall continue to be responsible to the Borrowers and the Lenders for the due performance of the Agent’s obligations under this Agreement.

7.8	Other Agents. Each Lender hereby acknowledges that neither the documentation agent, syndication agent nor any other Lender designated as any “Agent” (other than the Agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

Five-Year Credit Agreement	52

ARTICLE 8

Miscellaneous

8.1	Modification, Consents and Waivers.

(a)	Waiver. No failure or delay on the part of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)	Amendment. No amendment or waiver of any provision of this Agreement or of any Committed Notes, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless such amendment, waiver or consent is in writing and signed by the Company and the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

(i)	waive any of the conditions specified in Section 5.1 or 5.4,

(ii)	except as provided in Section 2.20 or Section 2.22, increase the Commitments of the Lenders or subject the Lenders to any additional obligations,

(iii)	reduce the principal of, or interest on, the Committed Advances or any fees, commissions or other amounts payable hereunder,

(iv)	except as provided in Section 2.22, postpone any date fixed for any payment of principal of, or interest on, the Committed Advances or any fees, commissions or other amounts payable hereunder,

(v)	change the percentage of the Commitments or of the aggregate unpaid principal amount of the Committed Advances or the number of Lenders required for the Lenders or any of them to take any action hereunder,

(vi)	amend this Section 8.1, or

(vii)	release TBC from any of its obligations under any Guaranty or limit the liability of TBC as guarantor thereunder;

and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

(c)	Majority Lenders. Notwithstanding the foregoing, this Section 8.1 shall not affect the provisions of Section 4.4, “Waivers of Covenants”, or Article 6, “Events of Default”.

Five-Year Credit Agreement	53

8.2	Notices.

(a)	Addresses. All communications and notices provided for hereunder shall be in writing and mailed, telecopied, telexed or delivered and,

if to the Agent,

Citibank, N.A.

Two Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Bank Loans Syndications Department

facsimile number (212) 994 0961;

if to any Borrower,

care of The Boeing Company

100 N. Riverside

Mail Code: 5003 3648

Chicago, Illinois

Attention: Assistant Treasurer, Corporate Finance and Banking

facsimile number (312) 544-2399

if to any Lender, to its office at the address given on the signature pages of this Agreement; or,

as to each party, at such other address as designated by such party in a written notice to each other party referring specifically to this Agreement.

(b)	Effectiveness of Notices. All communications and notices shall, when mailed, telecopied, or telexed, be effective when deposited in the mail, telecopied, or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)	Electronic Mail. Electronic mail may be used to distribute routine communications, such as financial statements and other information, and documents to be signed by the parties hereto; provided, however, that no Notice of Borrowing, signature, or other notice or document intended to be legally binding shall be effective if sent by electronic mail.

(d)	Internet Distributions.

(1)	So long as Citibank or any of its Affiliates is the Agent, such materials as may be agreed between the Borrowers and the Agent may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not

Five-Year Credit Agreement	54

necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(2)	Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.3	Costs, Expenses and Taxes.

(a)	TBC shall pay upon written request all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment requested by any of the Borrowers of this Agreement, any Notes and the Guaranties (including, without limitation, printing costs and the reasonable fees and out-of-pocket expenses of counsel for the Agent) and costs and expenses, if any, in connection with the enforcement of this Agreement, any Notes and the Guaranties (whether through negotiations, legal proceedings or otherwise and including, without limitation, the reasonable fees and out-of-pocket expenses of counsel), as well as any and all stamp and other taxes, and to save the Lenders and other holders of interests in the Advances or any Notes harmless from any and all liabilities with respect to or resulting from any delay by or omission of the Borrowers to pay such taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, any Notes and the Guaranties.

(b)	TBC agrees to indemnify the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct and except that no Indemnified Party shall have the right to be indemnified hereunder to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agent, the Lenders, any assignee of a Lender or any participant. In the case of any investigation, litigation or other proceeding to which this Section 8.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by TBC, its directors, shareholders or creditors or an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and

Five-Year Credit Agreement	55

whether or not the transactions contemplated hereby are consummated. The Borrowers also agree not to assert any claim on any theory of liability for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of Advances.

(c)	Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.14, 2.15 and 8.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes for a period of seven years.

(d)

8.4	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders and the Agent, and their respective successors and assigns, except that the Borrowers may not assign or transfer their rights hereunder without the prior written consent of the Lenders.

8.5	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6	Governing Law. This Agreement, any Notes, the Guaranties and each Borrower Subsidiary Letter shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State.

8.7	Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.8	Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

8.9	Right of Set-Off. Each Lender and each of its Affiliates that is or was at one time a Lender hereunder is authorized at any time and from time to time, upon

(i)	the occurrence and during the continuance of any Event of Default and

(ii)	the making of the request or the granting of the consent specified by Section 6.2 to authorize the Agent to declare any Advances due and payable pursuant to the provisions of Section 6.2,

to the fullest extent permitted by law, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations to such Lender or such Affiliate of such Borrower now or hereafter

Five-Year Credit Agreement	56

existing under this Agreement and any Notes held by such Lender, whether or not such Lender has made a demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender shall promptly notify any Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender and its Affiliates may have.

8.10	Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of a Borrower, other than

(a)	to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 2.21(f), to actual or prospective assignees and participants, and then only on a confidential basis,

(b)	as required by any law, rule or regulation or judicial process, and

(c)	as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.

8.11	Agreement in Effect. This Agreement shall become effective upon its execution and delivery, respectively, to the Agent and TBC by TBC and the Agent, and when the Agent shall have been notified by each Lender listed on Schedule I that such Lender has executed it.

8.12	No Liability of the Issuing Banks. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

8.13	Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of Section 326 of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) and the promulgated

Five-Year Credit Agreement	57

regulations thereto (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

8.14	Jurisdiction, Etc.

(a)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)	Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Five-Year Credit Agreement	58

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

THE BOEING COMPANY

By	/s/ RUUD ROGGEKAMP
Name:	Ruud Roggekamp
Title:	Assistant Treasurer

CITIBANK, N.A., Individually and
as Agent

By	/s/ CAROLYN KEE
Name:	Carolyn Kee
Title:	Vice President

Syndication Agent

JPMORGAN CHASE BANK, N.A.

By	/s/ MATTHEW H. MASSIE
Name:	Matthew H. Massie
Title:	Managing Director

Documentation Agents

BANK OF AMERICA, N.A.

By	/s/ KENNETH J. BECK
Name:	Kenneth J. Beck
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD. SEATTLE BRANCH

By	/s/ TSUNETO KODAMA
Name:	Tsuneto Kodama
Title:	General Manager

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ YOSHIHIRO HYAKUTOME
Name:	Yoshihiro Hyakutome
Title:	Joint General Manager

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ JAMES TRAVAGLINE
Name:	James Travagline
Title:	Vice President

Five-Year Credit Agreement

Lenders

MIZUHO CORPORATE BANK, LTD.

By	/s/ BERTRAM TANG
Name:	Bertram Tang
Title:	Senior Vice President & Team Leader

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ FREDERICK W. LAIRD
Name:	Frederick W. Laird
Title:	Managing Director

By	/s/ MING K. CHU
Name:	Ming K. Chu
Title:	Vice President

BARCLAYS BANK PLC

By	/s/ NICHOLAS A. BELL
Name:	Nicholas A. Bell
Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ KARL STUDER /s/ YVONNE GUNTLIN
Name:	Karl Studer Yvonne Guntlin
Title:	Director Assistant Vice President

MERRILL LYNCH BANK USA

By	/s/ LOUIS ADLER
Name:	Louis Adler
Title:	Director

MORGAN STANLEY BANK

By	/s/ DANIEL TWENGE
Name:	Daniel Twenge
Title:	Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)

By	/s/ MARK WALTON
Name:	Mark Walton
Title:	Assistant Vice President

Five-Year Credit Agreement	2

UBS LOAN FINANCE LLC

By	/s/ DORIS MESA
Name:	Doris Mesa
Title:	Associate Director Banking Products Services, US

By	/s/ MARIE A. HADDAD
Name:	Marie A. Haddad
Title:	Associate Director Banking Products Services, US

BNP PARIBAS

By	/s/ RICK PACE
Name:	Rick Pace
Title:	Managing Director

By	/s/ ANGELA BENTLEY ARNOLD
Name:	Angela Bentley Arnold
Title:	Vice President

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH

By	/s/ CATHERINE SCHILLING
Name:	Catherine Schilling
Title:	Vice President

By	/s/ NORMAN MCCLAVE
Name:	Norman McClave
Title:	First Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ ANDREW WADDINGTON
Name:	Andrew Waddington
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ PHILIP K. LIEBSCHER
Name:	Philip K. Liebscher
Title:	Vice President

CALYON NEW YORK BRANCH

By	/s/ PHILIP SCHUBERT
Name:	Philip Schubert
Title:	Director

By	/s/ YURI MUZICHENKO
Name:	Yuri Muzichenko
Title:	Vice President

Five-Year Credit Agreement	3

STATE STREET BANK AND TRUST COMPANY

By	/s/ M. CAREY
Name:	M. Carey
Title:	Vice President

STANDARD CHARTERED BANK

By	/s/ FRED YOULIOS
Name:	Fred Youlios
Title:	Vice President

By	/s/ ROBERT K. REDDINGTON
Name:	Robert K. Reddington
Title:	AVP/Credit Documentation Credit Risk Control

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ CHRIS WARNER
Name:	Chris Warner
Title:	Head, Transport, Services and Infrastructure

ING CAPITAL LLC

By	/s/ KEN BRAVO
Name:	Ken Bravo
Title:	Managing Director

LLOYDS TSB BANK PLC

By	/s/ ANDREW ROBERTS
Name:	Andrew Roberts
Title:	Vice President, Corporate Banking

By	/s/ JAMES RUDD
Name:	James Rudd
Title:	Vice President, Financial Institutions

THE NORTHERN TRUST COMPANY

By	/s/ PREETI SULLIVAN
Name:	Preeti Sullivan
Title:	Vice President

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By	/s/ JOHN MARTINI /s/ JAY LOVI
Name:	John Martini Jay Lovi
Title:	Vice President Vice President

WESTPAC BANKING CORPORATION

By	/s/ BRADLEY SCAMMELL
Name:	Bradley Scammell
Title:	Vice President

Five-Year Credit Agreement	4

THE BANK OF NEW YORK

		By	/s/ MARK O’CONNOR
		Name:	Mark O’Connor
		Title:	Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

		By	/s/ JOHN W. WADE
		Name:	John W. Wade
		Title:	Director

ABN AMRO BANK N.V.		ABN AMRO BANK N.V.

By	/s/ TERRANCE J. WARD	By	/s/ IGNACIO PINEROS
Name:	Terrance J. Ward	Name:	Ignacio Pineros
Title:	Senior Vice President	Title:	Vice President

SOCIETE GENERALE

		By	/s/ ELIZABETH S. HALFIN
		Name:	Elizabeth S. Halfin
		Title:	Director

U.S. BANK, NATIONAL ASSOCIATION

		By	/s/ JOHN FRANCHESI
		Name:	John Franchesi
		Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

		By	/s/ FRANK J. JANCAR
		Name:	Frank J. Jancar
		Title:	Vice President

HARRIS NESBITT FINANCING, INC.

		By	/s/ JOSEPH W. LINDER
		Name:	Joseph W. Linder
		Title:	Vice President

KBC BANK, N.V.

		By	/s/ JEAN-PIERRE DIELS /s/ WILLIAM CAVANAUGH
		Name:	Jean-Pierre Diels William Cavanaugh
		Title:	First Vice President Vice President

Five-Year Credit Agreement	5

SAN PAOLO IMI S.P.A.

By	/s/ RENATO CARDUCCI
Name:	Renato Carducci
Title:	General Manager

By	/s/ ROBERT WURSTER
Name:	Robert Wurster
Title:	Senior Vice President

Five-Year Credit Agreement	6

SCHEDULE I

APPLICABLE LENDING OFFICES

Name of Initial Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
ABN Amro Bank N.V.	$18,750,000	540 West Madison Street Suite 2100 Chicago, IL 60661 Attn: Loan Administration T: 312 992-5152 F: 312 992-5157	540 West Madison Street Suite 2100 Chicago, IL 60661 Attn: Loan Administration T: 312 992-5152 F: 312 992-5157

Australia and New Zealand Banking Group Limited	$13,125,000	1177 Avenue of the Americas New York, NY 10036 Attn: Venkatesan Srinivasan T: 212 801-9880 F: 212 536-9247	1177 Avenue of the Americas New York, NY 10036 Attn: Venkatesan Srinivasan T: 212 801-9880 F: 212 536-9247

Banco Bilbao Vizcaya Argentaria	$18,750,000	1345 Avenue of the Americas 45th Floor New York, NY 10105 Attn: Santiago Hernandez T: 212 728-1677 F: 212 333-2904	1345 Avenue of the Americas 45th Floor New York, NY 10105 Attn: Santiago Hernandez T: 212 728-1677 F: 212 333-2904

Bank of America, N.A.	$82,500,000	1850 Gateway Blvd. CA4-707-05-11 Concord, CA 94520 Attn: Vilma Tang T: 925 675-7336 F: 925 969-2865	1850 Gateway Blvd. CA4-707-05-11 Concord, CA 94520 Attn: Vilma Tang T: 925 675-7336 F: 925 969-2865

The Bank of New York	$25,000,000	One Wall Street New York, NY 10286 Attn: Kathy D’Elena T: 212 635-6691 F: 212 635-7923	One Wall Street New York, NY 10286 Attn: Kathy D’Elena T: 212 635-6691 F: 212 635-7923

The Bank of Tokyo-Mitsubishi, Ltd., Seattle Branch	$75,000,000	900 Fourth Avenue Suite 4000 Seattle, WA 98164 Attn: Ellen Yuson T: 213 488-3796 F: 213 613-1136	900 Fourth Avenue Suite 4000 Seattle, WA 98164 Attn: Ellen Yuson T: 213 488-3796 F: 213 613-1136

Barclays Bank PLC	$56,250,000	200 Park Avenue New York, NY 10166 Attn: Nicholas A. Bell T: 212 412 4029 F: 212 412 7600	200 Park Avenue New York, NY 10166 Attn: Nicholas A. Bell T: 212 412 4029 F: 212 412 7600

Five-Year Credit Agreement

Bayerische Landesbank, Cayman Island Branch	$37,500,000	560 Lexington Avenue New York, NY 10022 Attn: James Fox T: 212 310-9986 F: 212 310-9868	560 Lexington Avenue New York, NY 10022 Attn: James Fox T: 212 310-9986 F: 212 310-9868

BNP Paribas	$46,875,000	209 South LaSalle Suite 500 Chicago, IL 60604 Attn: Catherine Lui T: 312 977-2200 F: 312 977-1380	209 South LaSalle Suite 500 Chicago, IL 60604 Attn: Catherine Lui T: 312 977-2200 F: 312 977-1380

Calyon New York Branch	$46,875,000	1301 Avenue of the Americas New York, NY 10019 Attn: Bertrand Cousin T: 212 261-7363 F: 212 261-7368	1301 Avenue of the Americas New York, NY 10019 Attn: Bertrand Cousin T: 212 261-7363 F: 212 261-7368

Citibank, N.A.	$95,000,000	388 Greenwich Street New York, NY 10013 Attn: Philippa Portnoy T: 212 559-5812 F: 212 793-1246	388 Greenwich Street New York, NY 10013 Attn: Philippa Portnoy T: 212 559-5812 F: 212 793-1246

Credit Suisse, Cayman Islands Branch	$56,250,000	11 Madison Avenue New York, NY 10010 Attn: Robert Finney T: 212 325-9038 F: 212 325-8319	11 Madison Avenue New York, NY 10010 Attn: Robert Finney T: 212 325-9038 F: 212 325-8319

Deutsche Bank AG New York Branch	$75,000,000	60 Wall Street New York, NY 10005 Attn: Mary Zadroga T: 201-593-2360 F: 201-593-2313	60 Wall Street New York, NY 10005 Attn: Mary Zadroga T: 201-593-2360 F: 201-593-2313

Harris Nesbitt Financing, Inc.	$9,375,000	115 S. LaSalle Street, 12W Chicago, IL 60603 Attn: Ellen Dancer T: 312 750-3453 F: 312 750-6061	115 S. LaSalle Street, 12W Chicago, IL 60603 Attn: Ellen Dancer T: 312 750-3453 F: 312 750-6061

HSBC Bank USA, National Association	$25,000,000	One HSBC Center, 26th Floor Buffalo, NY 14203 Attn: Donna Riley T: 716 841-4178 F: 716 841-0269	One HSBC Center, 26th Floor Buffalo, NY 14203 Attn: Donna Riley T: 716 841-4178 F: 716 841-0269

ING Capital LLC	$25,000,000	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646-424-8240 F: 646-424-8251	1325 Avenue of the Americas New York, NY 10019 Attn: Ermelinda Young T: 646-424-8240 F: 646-424-8251

Five-Year Credit Agreement	2

JPMorgan Chase Bank, N.A.	$95,000,000	270 Park Avenue New York, NY 10017 Attn: Matt Massie T: 212 270-5432 F: 212 270-5100	270 Park Avenue New York, NY 10017 Attn: Matt Massie T: 212 270-5432 F: 212 270-5100

KBC Bank, N.V.	$9,375,000	125 West 55th Street 10th Floor New York, NY 10019 Attn: Robert Pacifici T: 212 541-0671 F: 212 956-5581	125 West 55th Street 10th Floor New York, NY 10019 Attn: Robert Pacifici T: 212 541-0671 F: 212 956-5581

KeyBank National Association	$13,125,000	127 Public Square Cleveland, OH 44114 Attn: Diane Cox T: 216 689-4450 F: 216 689-4981	127 Public Square Cleveland, OH 44114 Attn: Diane Cox T: 216 689-4450 F: 216 689-4981

Lloyds TSB Bank Plc	$18,750,000	1251 Avenue of the Americas 39th Floor New York, NY 10020 Attn: Patricia Kilian T: 212 930-8914 F: 212 930-5098	1251 Avenue of the Americas 39th Floor New York, NY 10020 Attn: Patricia Kilian T: 212 930-8914 F: 212 930-5098

Merrill Lynch Bank USA	$56,250,000	15 W. South Temple Suite 300 Salt Lake City, UT 84101 Attn: Derek Befus T: 801 526-8324 F: 801 531-7470	15 W. South Temple Suite 300 Salt Lake City, UT 84101 Attn: Derek Befus T: 801 526-8324 F: 801 531-7470

Mizuho Corporate Bank, Ltd.	$75,000,000	Harborside Financial Center 1800 Plaza Ten, 16th Floor Jersey City, NJ 07311 Attn: Nate Spivey T: 201 626-9161 F: 201 626-9944	Harborside Financial Center 1800 Plaza Ten, 16th Floor Jersey City, NJ 07311 Attn: Nate Spivey T: 201 626-9161 F: 201 626-9944

Morgan Stanley Bank	$56,250,000	750 Seventh Avenue 11th Floor New York, NY 10020 Attn: Joseph DiTomaso T: 212 762-2320 F: 212 762-0346	750 Seventh Avenue 11th Floor New York, NY 10020 Attn: Joseph DiTomaso T: 212 762-2320 F: 212 762-0346

The Northern Trust Company	$18,750,000	801 S. Canal Street Chicago, IL 60607 Attn: Linda Honda T: 312 444-3532 F: 312 630-1566	801 S. Canal Street Chicago, IL 60607 Attn: Linda Honda T: 312 444-3532 F: 312 630-1566

Five-Year Credit Agreement	3

PNC Bank, National Association	$31,875,000	One PNC Plaza 249 Fifth Avenue, 2nd Floor Mailstop P1-POPP-2-3 Pittsburgh, PA 15222 Attn: Philip K. Liebscher T: (412) 762-3202 F: (412) 762-6484	One PNC Plaza 249 Fifth Avenue, 2nd Floor Mailstop P1-POPP-2-3 Pittsburgh, PA 15222 Attn: Philip K. Liebscher T: (412) 762-3202 F: (412) 762-6484

The Royal Bank of Scotland plc	$37,500,000	101 Park Avenue New York, NY 10178 Attn: Li Yao Li T: 212.401.1335 F: 212.401.1494	101 Park Avenue New York, NY 10178 Attn: Li Yao Li T: 212.401.1335 F: 212.401.1494

SANPAOLO IMI S.p.a.	$9,375,000	245 Park Avenue New York, NY 10167 Attn: Manuela Insana T: 212 692-3128 F: 212 692-3178	245 Park Avenue New York, NY 10167 Attn: Manuela Insana T: 212 692-3128 F: 212 692-3178

Societe Generale	$18,750,000	2001 Ross Avenue Dallas, TX 75201 Attn: Deborah McNealey T: 214 979-2762 F: 214 754-0171	2001 Ross Avenue Dallas, TX 75201 Attn: Deborah McNealey T: 214 979-2762 F: 214 754-0171

Standard Chartered Bank	$22,500,000	One Evertrust Plaza Jersey City, NJ 07302 Attn: Victoria Faltine T: 201 633-3454 F: 201 536-04478	One Evertrust Plaza Jersey City, NJ 07302 Attn: Victoria Faltine T: 201 633-3454 F: 201 536-04478

State Street Bank and Trust Company	$50,000,000	225 Franklin Street, MAO11 Boston, MA 02110 Attn: Nicole Bertone T: 617 664-3833 F: 617 664-3941	225 Franklin Street, MAO11 Boston, MA 02110 Attn: Nicole Bertone T: 617 664-3833 F: 617 664-3941

Sumitomo Mitsui Banking Corporation	$75,000,000	277 Park Avenue New York, NY 10172 Attn: Noel Swift T: 212 224-4328 F: 212 224-5197	277 Park Avenue New York, NY 10172 Attn: Noel Swift T: 212 224-4328 F: 212 224-5197

UBS Loan Finance LLC	$37,500,000	677 Washington Blvd. Stamford, Connecticut 06901 Attn: Marie Haddad Banking Product Services T: 203 719-5609 F: 203 719-3888	677 Washington Blvd. Stamford, Connecticut 06901 Attn: Marie Haddad Banking Product Services T: 203 719-5609 F: 203 719-3888

U.S. Bank, National Association	$18,750,000	1420 Fifth Avenue, 11th Floor Seattle, WA 98101 Attn: James Farmer T: 206 587-5237 F: 206 344-3654	1420 Fifth Avenue, 11th Floor Seattle, WA 98101 Attn: James Farmer T: 206 587-5237 F: 206 344-3654

Five-Year Credit Agreement	4

Wachovia Bank, National Association	$75,000,000	191 Peachtree Street NE Atlanta, GA 30303 Attn: Joe Baschuite T: 404 332-5178 F: 404 332-4136	191 Peachtree Street NE Atlanta, GA 30303 Attn: Joe Baschuite T: 404 332-5178 F: 404 332-4136

Westpac Banking Corporation	$18,750,000	GMO Nightshift Operations 255 Elizabeth Street, 3rd Floor Sydney, Australia 2000 Attn: London Operations T: 61 29 284-8241 F: 011 44 207 621-7608	GMO Nightshift Operations 255 Elizabeth Street, 3rd Floor Sydney, Australia 2000 Attn: London Operations T: 61 29 284-8241 F: 011 44 207 621-7608

William Street Commitment Corporation	$56,250,000	85 Broad Street, 6th Floor New York, NY 10004 Attn: Pedro Ramirez T: 212 343-8319 F: 212 357-6240	85 Broad Street, 6th Floor New York, NY 10004 Attn: Pedro Ramirez T: 212 343-8319 F: 212 357-6240

Total of Commitments:	$1,500,000,000

Five-Year Credit Agreement	5